Exhibit 2.1

EXECUTION COPY

SHARE PURCHASE AGREEMENT

by and among

MEDSYSTEMS HOLDINGS, INC.,

MEDSYSTEMS HOLDINGS, LLC

and

HALYARD HEALTH, INC.

April 5, 2016

i

Table of Contents

(Continued)

Table of Contents

(Continued)

EXHIBITS

Exhibit A-1	Form of Closing Certificate of the Company

Exhibit A-2	Form of Closing Certificate of the Seller

Exhibit B	Form of Closing Certificate of the Purchaser

Exhibit C	Escrow Agreement

Exhibit D	FIRPTA Certificate

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of April 5, 2016, is made by and among Halyard Health, Inc., a Delaware corporation (the “Purchaser”), Medsystems Holdings, Inc., a Delaware corporation (the “Company”), and Medsystems Holdings, LLC (the “Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X below.

WHEREAS, the Seller owns all of the issued and outstanding capital stock of the Company, which consists of Common Stock (collectively, the “Shares”);

WHEREAS, subject to the terms and conditions of this Agreement, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the Shares;

WHEREAS, simultaneously with the execution of this Agreement, the Purchaser and the Seller and certain equityholders of Seller have entered into Restrictive Covenant Agreements to become effective upon the Closing (the “Restrictive Covenant Agreements”); and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

1.01 Basic Transaction. On and subject to the terms and conditions of this Agreement, at the Closing, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, all of the Shares owned by the Seller for the consideration specified below in this Article I.

1.02 Purchase and Sale of Shares.

(a) Estimated Purchase Price. The “Estimated Purchase Price” shall mean (i) $174,000,000, plus (ii) the amount by which Estimated Net Working Capital exceeds Target Working Capital (or minus the amount by which Target Working Capital exceeds Estimated Net Working Capital), plus (iii) the total amount of Estimated Cash on Hand, minus (iv) the outstanding amount of Estimated Indebtedness, minus (v) the amount of Estimated Seller Expenses.

(b) Purchase and Sale of Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the Shares for and in consideration of the Purchase Price, subject to the adjustments and payable in such amounts and at such times as provided herein.

1.03 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 300 North LaSalle Street, Chicago, Illinois at 10:00 a.m. on the second business day following full satisfaction or due waiver of all of the closing conditions set forth in Article II hereof (other than those to be satisfied at the Closing, but subject to the satisfaction of those conditions) or on such other date as is mutually agreeable to the Purchaser and the Seller; provided, that the Closing shall not occur prior to May 1, 2016. The date and time of the Closing are referred to herein as the “Closing Date.” By mutual agreement of the parties, the Closing may take place by conference call and electronic (i.e., email/pdf) or facsimile delivery, with exchange of original signatures to follow by overnight mail.

1.04 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(i) the Seller shall deliver to the Purchaser all of the stock certificates evidencing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers or other forms of assignment and transfer;

(ii) the Purchaser shall deliver to the Seller the Estimated Purchase Price (less the Indemnity Escrow Amount and the Seller Holdback Amount) by wire transfer of immediately available funds to the account(s) designated by the Seller (which account(s) shall be designated by the Seller to the Purchaser in writing at least two business days before the Closing Date);

(iii) the Company shall deliver to the Purchaser appropriate payoff letters from the holders of Indebtedness set forth on the Indebtedness Payoff Schedule and shall make arrangements reasonably satisfactory to the Purchaser for such holders of such Indebtedness set forth on the Indebtedness Payoff Schedule to deliver all related Lien releases to the Purchaser as soon as practicable after the Closing;

(iv) the Purchaser shall, in accordance with the payoff letters, repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of the Indebtedness set forth on the Indebtedness Payoff Schedule, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(v) the Purchaser shall deliver the Indemnity Escrow Amount by wire transfer of immediately available funds to the Escrow Agent;

(vi) the Purchaser shall deliver the Seller Holdback Amount by wire transfer of immediately available funds to the Seller; and

(vii) the Purchaser and the Seller shall make such other deliveries as are required by Article II hereof.

1.05 Purchase Price Adjustments.

(a) At least two business days prior to the Closing Date, the Company shall deliver to the Purchaser (i) a consolidated balance sheet of the Company and its Subsidiaries estimated as of the Closing Date and (ii) a statement showing the Company’s good faith estimate of Net Working Capital (the “Estimated Net Working Capital”), Cash on Hand (the “Estimated Cash on Hand”), Indebtedness (the “Estimated Indebtedness”) and Seller Expenses that are unpaid as of the Closing (the “Estimated Seller Expenses”) and the resulting calculation of the Estimated Purchase Price as set forth in Section 1.02(a). The Estimated Purchase Price shall be prepared using the accounting principles set forth on the Statement of Accounting Principles set forth on Schedule 1.05. A sample calculation of the Estimated Purchase Price as if the Closing Date had occurred on December 31, 2015 is set forth on Schedule 1.05.

(b) Within 60 days after the Closing Date, the Purchaser will deliver to the Seller (i) a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Closing Balance Sheet”) and (ii) a statement showing the Purchaser’s calculation of Net Working Capital, Cash on Hand, Indebtedness and Seller Expenses (together with the Closing Balance Sheet, the “Preliminary Closing Statement”) and the resulting calculation of the Purchase Price. The Closing Balance Sheet shall be prepared using the accounting principles set forth on the Statement of Accounting Principles set forth on Schedule 1.05. The parties agree that the purpose of preparing the Closing Balance Sheet and determining Net Working Capital, Cash on Hand, Indebtedness and Seller Expenses and the related purchase price adjustments contemplated by this Section 1.05(b) is to measure the difference between the Estimated Net Working Capital, Estimated Cash on Hand, Estimated Indebtedness and Estimated Seller Expenses, on the one hand, and the actual Net Working Capital, Cash on Hand, Indebtedness and Seller Expenses, on the other hand, and such processes are not intended to permit the introduction of different accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies as those set forth on the Statement of Accounting Principles is set forth on Schedule 1.05. After delivery of the Preliminary Closing Statement, the Purchaser shall give the Seller and its accountants reasonable access to review the Purchaser’s, the Company’s and its Subsidiaries’ books and records and work papers related to the preparation of the Preliminary Closing Statement. The Seller and its accountants may make inquiries of the Purchaser and the Company and its Subsidiaries and their respective accountants regarding questions concerning or disagreements with the Preliminary Closing Statement arising in the course of its review thereof, and the Purchaser shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to cooperate with and promptly respond to such inquiries. If, after using commercially reasonable efforts to review such books and records and work papers and to make such inquiries, the Seller has any good faith objections to the Preliminary Closing Statement, the Seller shall deliver to the Purchaser a statement setting forth its good faith objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to the Purchaser within 45 days after delivery of the Preliminary Closing Statement, the Preliminary Closing Statement shall be final, binding and non-appealable by the parties hereto. The Seller and the Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement, the Seller and the Purchaser shall submit such dispute to Grant Thornton LLP or such other mutually acceptable dispute resolution firm (the “Dispute Resolution Firm”). Any further submissions to the Dispute Resolution Firm must be written and delivered to each party to the dispute. The Dispute Resolution Firm shall consider only those items and amounts which are identified in the Objections Statement as being items which the

Seller and the Purchaser are unable to resolve. The Dispute Resolution Firm’s determination will be based solely on the definitions of Net Working Capital, Cash on Hand, Indebtedness and Seller Expenses, as applicable, contained in this Agreement and calculated using the Statement of Accounting Principles set forth on Schedule 1.05. The Seller and the Purchaser shall use their commercially reasonable efforts to cause the Dispute Resolution Firm to resolve all disagreements as soon as practicable and in any event within 60 days after the submission of any dispute. Further, the Dispute Resolution Firm’s determination shall be based solely on the submissions by the Purchaser and the Seller which are in accordance with the terms and procedures set forth in this Agreement and the Statement of Accounting Principles set forth on Schedule 1.05 (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Firm shall be final, binding and non-appealable on the parties hereto, and any party may seek to enforce such decision in a court of competent jurisdiction. The costs and expenses of the Dispute Resolution Firm shall be allocated between the Purchaser and the Seller based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested in the presentation to the Dispute Resolution Firm. For example, if the Seller submits an Objections Statement for $1,000, and if the Purchaser contests only $500 of the amount claimed by the Seller, and if the Dispute Resolution Firm ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Firm will be allocated 60% (i.e. 300/500) to the Purchaser and 40% (i.e., 200/500) to the Seller.

For purposes hereof, “Purchase Price” means an aggregate amount equal to (i) $174,000,000, plus (ii) the amount by which Net Working Capital exceeds Target Working Capital (or minus the amount by which Target Working Capital exceeds Net Working Capital), plus (iii) the total amount of Cash on Hand, minus (iv) the outstanding amount of Indebtedness, minus (v) the amount of Seller Expenses that are unpaid as of the Closing, and “Final Purchase Price” means the Purchase Price as finally determined pursuant to this Section 1.05(b), as applicable.

(c) Post-Closing Adjustment Payment.

(i) If the Final Purchase Price is greater than the Estimated Purchase Price, the Purchaser shall promptly (but in any event within five business days after the determination of the Final Purchase Price) deliver to the Seller the amount of such excess, by wire transfer of immediately available funds to an account or accounts designated by the Seller.

(ii) If the Final Purchase Price is less than the Estimated Purchase Price, the Seller shall promptly (but in any event within five business days after the determination of the Final Purchase Price) pay the Purchaser the amount of such shortfall, by wire transfer of immediately available funds to an account or accounts designated by the Purchaser. At any time in its sole discretion, the Purchaser may collect the amount of such shortfall from the Indemnity Escrow Account

(d) This Section 1.05 is not intended to be used to adjust for errors or omissions that may be found with respect to the Latest Balance Sheet or any other balance sheet referenced in Section 3.05 or any inconsistencies between the Latest Balance Sheet or any other balance sheet referenced in Section 3.05 and GAAP.

1.06 Withholding Rights. The Purchaser shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Law; provided that, if the Purchaser or its designee determines that an amount is required to be deducted and withheld, at least five business days prior to the date the applicable payment is scheduled to be made, the Purchaser shall provide the Seller with written notice of the intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld and, to the extent practicable, provide the Seller a reasonable opportunity for it to provide forms or other evidence that would exempt such amounts from withholding. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE II

CONDITIONS TO CLOSING

2.01 Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing Date:

(a) (i) the Fundamental Representations shall be true and correct in all respects, without taking into consideration any amended, updated or supplemented Schedule delivered pursuant to Section 5.05, at and as of the date of this Agreement and at and as of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except for those representations and warranties that address matters as of any other particular date, in which case such representations and warranties shall have been true and correct as of such particular date) and (ii) the other representations and warranties of the Company set forth in Article III (in each case, without taking into account any “Material Adverse Effect” or other materiality or similar qualifications) shall be true and correct in all respects, without taking into consideration any amended, updated or supplemented Schedule delivered pursuant to Section 5.05, at and as of the date of this Agreement and at and as of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except for those representations and warranties that address matters as of any other particular date, in which case such representations and warranties shall have been true and correct as of such particular date), except to the extent that the failure of such representations and warranties in this clause (ii) to be true and correct has not caused, and would not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect;

(b) (i) the Seller and the Company shall have performed in all material respects the covenants and agreements (other than the covenants and agreements set forth in Section 5.05 and Section 5.08) required to be performed by them under this Agreement at or prior to the Closing and (ii) the Company shall have performed the covenants and agreements set forth in Section 5.05 in all respects, except to the extent that the failure to perform such covenants and agreements has not caused and would not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect;

(c) the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d) (i) there shall be no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and (ii) no Governmental Authority of competent jurisdiction shall have instituted any proceeding (which remains pending at what would otherwise be the Closing Date) seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement;

(e) since the date hereof, no change, event, occurrence, fact, state of facts, development or effect shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, has had or would reasonably be expected to have, a Material Adverse Effect;

(f) the Escrow Agent and the Seller shall have each executed and delivered signatures to the Escrow Agreement to the Purchaser;

(g) (i) the Company shall have delivered to the Purchaser a certificate in the form set forth in Exhibit A-1, dated as of the Closing Date, stating that the conditions specified in subsections (a), (b) and (e) above have been satisfied, and (ii) the Seller shall have delivered to the Purchaser a certificate in the form set forth in Exhibit A-2, dated as of the Closing Date, stating that the conditions specified in subsection (b)(i) above have been satisfied;

(h) the Company shall have delivered to the Purchaser a good standing certificate for each of the Company and its domestic Subsidiaries issued by the applicable Governmental Authority in the jurisdiction of its incorporation or formation dated within five business days of the Closing Date;

(i) the Seller and the Company shall have each delivered to the Purchaser a certificate of the Secretary (or other authorized person) of the such party, dated as of the Closing Date, certifying: (i) the governing documents of such party in effect immediately prior to the Closing, and (ii) true and correct copies of the resolutions of the governing body of such party authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(j) the Seller shall have delivered to Purchaser a certificate that it, or the entity treated as the seller for U.S. tax purposes, is not a foreign person for purposes of Code §§897 and 1445 in the form attached hereto as Exhibit D (the “FIRPTA Certificate”);

(k) the Company shall have delivered to the Purchaser each of the consents and approvals set forth on Schedule 2.01(k) attached hereto; and

(l) the Company shall have delivered the payoff letters from the holders of Indebtedness set forth on the Indebtedness Payoff Schedule.

2.02 Conditions to the Seller’s Obligations. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Closing Date:

(a) the representations and warranties of the Purchaser contained in Article IV hereof that are qualified by materiality will be true and correct in all respects, and the other representations and warranties of the Purchaser contained in Article IV will be true and correct in all material respects, in each case, at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date);

(b) the Purchaser shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d) (i) there shall be no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and (ii) no Governmental Authority of competent jurisdiction shall have instituted any proceeding (which remains pending at what would otherwise be the Closing Date) seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement;

(e) the Escrow Agent and the Purchaser shall have each executed and delivered signatures to the Escrow Agreement to the Seller; and

(f) the Purchaser shall have delivered to the Seller a certificate in the form set forth as Exhibit B, dated as of the Closing Date, stating that the conditions specified in subsections (a) and (b) above have been satisfied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements in this Article III are correct and complete as of the date of this Agreement, except as set forth in the schedules accompanying this Agreement (as each may be amended, updated or supplemented pursuant to Section 5.05, a “Schedule” and, collectively, the “Disclosure Schedules”). The Disclosure Schedules have been arranged in separately titled sections corresponding to the applicable sections of this Article III to which they specifically refer; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules if it is reasonably apparent on its face that such disclosure may be applicable to such other section of the Disclosure Schedules. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

3.01 Organization and Corporate Power. The Seller is a limited liability company and the Company is a corporation, each duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each of the Seller and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not be material to the Business. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to be so qualified would not be material to the Business.

3.02 Subsidiaries. Set forth on Schedule 3.02 is a list of each Subsidiary of the Company, together with its country or state of incorporation or formation and a list of each country or state in which it is qualified to do business. Except as set forth on Schedule 3.02, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate, or other legal entity, as the case may be, power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to hold such authorizations, licenses and permits or to be so qualified would not be material to the Business.

3.03 Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by each of the Seller and the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. Each of the Seller and the Company has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. Except (i) as set forth on Schedule 3.03 or (ii) where the failure of any of the following to be true would not be material to the Business, the execution, delivery and performance of this Agreement by the Seller and the Company and the consummation of the transactions contemplated hereby do not (with or without due notice or lapse of time or both) conflict with or result in any breach of, constitute a default under, give rise to any right of termination, cancellation or acceleration under, result in a violation of, result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries under, or require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Authority under, the provisions of (x) the Seller’s, the Company’s or any of its Subsidiaries’ operating agreement, certificate or articles of incorporation or bylaws (or equivalent organizational documents), (y) any contract, indenture, mortgage, lease, loan agreement or similar other agreement or instrument to which the Seller, the Company or any of its Subsidiaries is bound, or (z) any Law to which the Seller, the Company or any of its Subsidiaries is subject. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company and the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.04 Capital Stock. Schedule 3.04 sets forth for the Company and each of its Subsidiaries, (i) the authorized capital stock, share capital or other equity interests, (ii) the issued and outstanding capital stock, share capital or other equity interests, and (iii) and each holder (record and beneficially) thereof. The Seller is the record and beneficial owner of the Shares and owns the Shares, and the capital stock, share capital or equity interests of each of the Company’s Subsidiaries are held by the owner thereof, free and clear of all Liens other than restrictions imposed by state and federal securities Laws. All of the Shares, and all capital stock, share capital or other equity interests of the Company’s Subsidiaries, have been duly authorized and are validly issued, fully paid and nonassessable (to the extent applicable). Except as set forth on Schedule 3.04, none of the Company or any of its Subsidiaries has any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company or any of its Subsidiaries. Except as set forth on the attached Schedule 3.04, there are no outstanding (a) shares of capital stock or other class of shares or other equity interests or voting securities of the Company or any of its Subsidiaries, (b) securities convertible or exchangeable into equity interests of the Company or any of its Subsidiaries, (c) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of the Company or any of its Subsidiaries, (d) unit appreciation, phantom equity, profit participation or similar rights with respect to the Company or any of its Subsidiaries, (e) contracts or other agreements to issue the foregoing, or (f) proxies, voting agreements or voting trusts or other voting arrangements with respect to any capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

3.05 Financial Statements.

(a) Schedule 3.05(a) consists of the Seller’s and its Subsidiaries’ (i) audited consolidated balance sheet as of December 31, 2014 and 2013, and statement of income and cash flows for the years then ended and (ii) unaudited consolidated balance sheet as of December 31, 2015 (the “Latest Balance Sheet”), and statements of income and cash flows for the twelve-month period then ended (together with the Latest Balance Sheet, the “Financial Statements”). Except as set forth on Schedule 3.05, the Financial Statements have been prepared from the Company’s and its Subsidiaries’ books and records and have been prepared in accordance with

GAAP, consistently applied throughout the periods indicated, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and (ii) changes resulting from normal year-end adjustments. The Financial Statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the dates thereof and for the periods referred to therein.

(b) The Company and its Subsidiaries have no liabilities, except (i) liabilities set forth on the Latest Balance Sheet, (ii) liabilities that were incurred after the date of the Latest Balance Sheet in the ordinary course of business, (iii) liabilities not required by GAAP to be reflected on the face of a consolidated balance sheet or the footnotes thereto of the Company and its Subsidiaries, (iv) liabilities arising under the executory portion of any contract (to the extent to be performed after the Closing, and not including liabilities in respect of a breach or violation thereof) and (v) liabilities specifically disclosed in the Disclosure Schedules attached to this Agreement.

(c) All accounts receivable of the Company and its Subsidiaries reflected in the Latest Balance Sheet represent sales actually made in the ordinary course of business. To the Company’s knowledge, such accounts receivable are valid and enforceable claims and not subject to any counterclaim, or a claim for a chargeback, deduction, credit, set-off or other offset, other than as reflected by the reserve for bad debts included specifically therefor on the Latest Balance Sheet or in the calculation of Net Working Capital.

3.06 Absence of Certain Developments. Except as set forth on the attached Schedule 3.06 and except as contemplated by this Agreement or otherwise in the ordinary course of business, since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Except as set forth on the attached Schedule 3.06 and except as contemplated by this Agreement or otherwise in the ordinary course of business, since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has:

(a) borrowed any amount or incurred or become subject to any material liabilities (other than liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business or disclosed on the Disclosure Schedules and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements);

(b) mortgaged, pledged or subjected to any material lien, charge or other encumbrance, any material portion of its assets, except Permitted Liens;

(c) sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business;

(d) sold, assigned or transferred any Intellectual Property owned by the Company or its Subsidiaries, except in the ordinary course of business;

(e) issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(f) made any material capital investment in, or any material loan to, any other Person (other than a Subsidiary of the Company), except in the ordinary course of business;

(g) declared, set aside, or paid any dividend or made any non-cash distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock, except for dividends or distributions made by the Company’s Subsidiaries to their respective parents in the ordinary course of business;

(h) made any material capital expenditures or commitments therefor, except (i) in the ordinary course of business or (ii) for such capital expenditures or commitments therefor that are reflected in the Company’s budget for the fiscal year ending December 31, 2015;

(i) made any material loan to, or entered into any other material transaction with, any of its directors, officers, and employees outside the ordinary course of business; or

(j) taken any of the actions that would, after the date hereof, be prohibited by Section 5.01.

3.07 Properties.

(a) Except as set forth on Schedule 3.07(a), the Company and each of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except for Permitted Liens. All such personal property is (i) free from material defects and in good condition and repair in all material respects (ordinary wear and tear excepted), (ii) useable in the ordinary course of business and suitable for the purposes for which they are presently used, (iii) sufficient to conduct the Business as it is being conducted as of the date of this Agreement and (iv) located at the Leased Real Property.

(b) None of the Company or any of its Subsidiaries owns any real property. The real property demised by the leases described on Schedule 3.07(b) (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on Schedule 3.07(b), the Leased Real Property leases are in full force and effect, and either the Company or one of its Subsidiaries holds a valid and existing leasehold interest under each such lease, subject to the application of any bankruptcy or creditor’s rights Laws. The Company has delivered or made available to the Purchaser complete and accurate copies of each of the leases described on Schedule 3.07(b), and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Purchaser. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is in default in any material respect under any of such leases. None of the Company or its Subsidiaries has received written notice of any currently pending or contemplated condemnation, expropriation or other proceeding in eminent domain that could have an adverse effect on the Leased Real Property, and to the Company’s knowledge, no such proceeding has been threatened against the Leased Real Property. None of the Company or its Subsidiaries has received any written notice that the current use and occupancy of the Leased Real Property violates any Law in any material respect, and to the Company’s knowledge, no such violations exist.

(c) All of the Inventories of the Business are in good and marketable condition, and are saleable, usable and/or rentable (as applicable) in the ordinary course of business consistent with past practices, except for obsolete, excess, damaged, slow-moving or otherwise unusable Inventories that have been written off or written down in the Financial Statements in a manner consistent with GAAP consistently applied.

3.08 Tax Matters. Except as set forth on Schedule 3.08:

(a) The Company and its Subsidiaries have filed all Tax Returns which are required to be filed by them (taking into account any extensions of time to file), and all such Tax Returns are complete and accurate in all material respects. All Taxes due and payable by the Company and its Subsidiaries (regardless of whether shown to be due on such Tax Returns) have been paid. All Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts paid to any employee, creditor or third party of the Company or any of its Subsidiaries have been timely paid or properly accrued. The unpaid Income Taxes of the Company and its Subsidiaries did not, as of the date of the Latest Balance Sheet, materially exceed the reserve for liabilities for Income Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company and each Subsidiary.

(b) Since January 1, 2011, neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is the Company.

(c) There are no pending audits (including UK tax enquiries), disputes or written claims of any federal or any other material Tax Returns with respect to the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations beyond the date hereof in respect of any material Taxes or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency.

(e) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(f) To the Company’s knowledge, neither it nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations § 1.6011-4.

(g) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary.

(h) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of Law) in connection with the transactions contemplated hereby.

(i) Each agreement, contract, plan, or other arrangement that is a “nonqualified deferred compensation plan” subject to Code §409A to which the Company or any of its Subsidiaries is a party (collectively, a “Deferred Compensation Plan”) complies with and has been maintained in accordance with the requirements of Code §409A(a)(2), (3), and (4) and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder and no amounts under any such Deferred Compensation Plan is or has been subject to the interest and additional tax set forth under Code §409A(a)(1)(B). Neither the Company nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise ‘‘gross-up’’ any Person for the interest or additional tax set forth under Code §409A(a)(1)(B) or §4999.

(j) Neither the Company nor any Subsidiary is a party to any contract with any Person under which it or any such Person has agreed to share, or indemnify any other Person for, any Tax liability (other than (a) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business, or (b) property Taxes payable with respect to properties leased).

(k) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any tax period (or portion thereof) beginning after the Closing Date as a result of any (i) adjustment under Code §481 (or any similar provision of Law) made prior to the Closing Date, (ii) “closing agreement” as described in Code §7121 (or any similar provision of Law) executed prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(l) The Company and each of its Subsidiaries has properly complied with all aspects of any transfer-pricing rules imposed pursuant to applicable Law, including by obtaining all required documentation and supporting studies.

(m) There is no instrument which is necessary to establish the Company’s or any of its Subsidiary’s rights or title to any asset which is liable to UK stamp duty, which has not been duly stamped.

3.09 Contracts and Commitments.

(a) Except as set forth on Schedule 3.09, neither the Company nor any of its Subsidiaries is party to any (each, a “Material Contract”):

(i) collective bargaining agreement or any other agreement with any labor union, works council or staff association holding representational rights with respect to employees of the Company or any of its Subsidiaries;

(ii) bonus, pension, profit sharing, change of control, retention, severance, retirement or other form of deferred compensation plan, other than as described in Section 3.13 of the Disclosure Schedules;

(iii) equity purchase, option or similar plan, and contracts that contain restrictions with respect to the payment of dividends or any other distribution in respect of capital stock or other equity interests;

(iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for fixed compensation in excess of $200,000 per annum;

(v) agreement or indenture relating to any Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any material portion of their assets;

(vi) guaranty of any obligation for Indebtedness or other material guaranty;

(vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000;

(viii) lease or agreement under which it is lessor of, or permits any third party to hold or operate any personal property owned by the Company or any of its Subsidiaries, for which the annual rental exceeds $50,000;

(ix) agreements relating to any completed or pending material business acquisition or divestiture by the Company or any of its Subsidiaries within the last three (3) years or any such contracts entered into at any time pursuant to which there exists any future obligation to make any payments to any third party upon the occurrence of certain events (including earn outs but excluding indemnification obligations pursuant to which there are no pending claims);

(x) license agreement relating to the use in the Business of any third party Intellectual Property (excluding license agreements for commercial or “off-the-shelf” software or services) and any agreement relating to the use or registration by a third party of Intellectual Property of the Company or any of its Subsidiaries (excluding non-disclosure agreements and license agreements of such Intellectual Property granted to customers, in each case, entered into in the ordinary course of business);

(xi) contract which materially prohibits the Company or any of its Subsidiaries from competing with any Person or freely engaging in business anywhere in the world;

(xii) contracts or agreements granting most favored nation pricing or exclusive rights to a counterparty or requiring it to purchase all or substantially all of its requirements for a product or service or a minimum quantity of a product or service from a particular Person;

(xiii) joint venture, partnership or limited partnership agreements, including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership;

(xiv) contracts or agreements which grant any right of first refusal or first offer or similar right or otherwise relating to the acquisition or disposition of any material assets or business of the Company or any of its Subsidiaries;

(xv) settlement, conciliation or similar agreement with any Governmental Authority or any other Person;

(xvi) contracts or agreements loaning equipment to customers or granting aggregate offering discounts to customers; or

(xvii) other agreements that require the payment by, or to, the Company or any of its Subsidiaries after the date hereof of an amount in excess of $100,000 per annum.

(b) The Purchaser either has been supplied with, or has been given access to, a true and correct copy of all written contracts which are referred to on Schedule 3.09, together with all amendments, waivers or other changes thereto, and a true and correct written description of the material terms of any oral contracts which are referred to on Schedule 3.09.

(c) Neither the Company nor any of its Subsidiaries, or to the Company’s knowledge any other party thereto, is in material default, breach or violation under any contract listed on the Schedule 3.09. All contracts set forth on Schedule 3.09 are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or such Subsidiary, and to the Company’s knowledge any other party thereto, and are enforceable against the Company or such Subsidiary, and to the Company’s knowledge any other party thereto, in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Neither the Company nor any of its Subsidiaries has received written notice of any breach, violation or default, or any notice of any intent to terminate, not to renew or to challenge the validity or enforceability of, any contract listed on the Schedule 3.09.

3.10 Intellectual Property.

(a) Except as set forth on Schedule 3.10(a), the Company or its Subsidiaries owns, licenses or otherwise has the right to use the Intellectual Property that is used or held for use in and material to the conduct of the Business as currently conducted. Other than offers to sell an entire product line, there has been no public disclosure, commercial sale or offer for commercial sale of any product currently in development.

(b) Schedule 3.10(b) sets forth a list of the issued patents and patent applications and registered trademarks, service marks, copyrights, domain names and applications for any of the foregoing owned by the Company and its Subsidiaries (together with all other Intellectual Property owned by the Company or its Subsidiaries, the “Company IP Rights”). The Company or its Subsidiaries exclusively owns all right, title and interest to all Company IP Rights, free and clear of all Liens other than Permitted Liens. To the Company’s knowledge, neither the Company nor its Subsidiaries have allowed any Company IP Rights identified on Schedule 3.10(b) to lapse due to failure to pay any fee owed to any Governmental Authority. In the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice of any oppositions made, and to the Company’s knowledge, there have been no oppositions threatened in the past three (3) years, in each case with respect to any trademark registrations or applications of the Company or any of its Subsidiaries.

(c) Except as set forth on Schedule 3.10(c), (i) there are currently no written claims pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries contesting the validity or enforceability of the Company IP Rights, or alleging that the Company or any of its Subsidiaries is currently infringing upon, misappropriating or otherwise violating the Intellectual Property of any other Person, and (ii) there are currently no written claims pending, or, to the Company’s knowledge, threatened in the past three (3) years, that have been brought by the Company or any of its Subsidiaries against any Person alleging infringement, misappropriation or other violation of any Company IP Rights.

(d) Except as set forth on Schedule 3.10(d), (i) to the Company’s knowledge, the conduct of the Business has not in the past three years infringed upon, misappropriated, or otherwise violated any Intellectual Property owned by any Person, (ii) during the past three (3) years, none of the Company or any of its Subsidiaries has received any charge, complaint, claim, demand or notice in writing alleging any infringement or misappropriation or other violation of any Intellectual Property owned by any Person (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), and (iii) to the Company’s knowledge, no Person is currently infringing upon, misappropriating, or otherwise violating any Company IP Rights. This Section 3.10(d) sets forth the sole and exclusive representation and warranty under this Agreement with respect to infringement, misappropriation, or other violation by the Company or any of its Subsidiaries of any Intellectual Property owned by any Person.

(e) (i) The Company and its Subsidiaries are in compliance in all material respects with applicable Laws, as well as their own policies, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company or any of its Subsidiaries, and (ii) during the past three (3) years, there have been no material security breaches in the information technology systems used by or on behalf of the Company or any of its Subsidiaries in connection with the operation of the Business that resulted in the unauthorized disclosure of such personal information.

(f) The Company and its Subsidiaries have taken steps reasonable under the circumstances to protect the confidentiality of their trade secrets, confidential information and confidential or other non-patented know-how (“Proprietary Information”). To the knowledge of the Company, no disclosure of any Proprietary Information has been made in a manner that has caused the Company to lose its protection under applicable Law.

(g) In each case where any current or former employee or current or former independent contractor of the Company or its Subsidiaries has contributed to the creation or development of any Intellectual Property owned by the Company or its Subsidiaries, an employment or other type of agreement has been entered into with such person, which assigns ownership to the Company or the applicable Subsidiary of such Intellectual Property (whether by a valid, binding and enforceable assignment or work-for-hire provision).

(h) No computer software owned by the Company or any of its Subsidiaries that is used in connection with the operation of the Business has manifested significant operating problems that remain unremediated as of the date hereof, other than such problems (i) that have been adequately corrected to the Company’s reasonable satisfaction or are correctable in the ordinary course of business, or (ii) that are not material to the operation of the Business.

3.11 Litigation.

(a) Except as set forth on Schedule 3.11(a), there are no actions, suits, litigation, arbitration, mediation, disputes, claims, proceedings or administrative actions or reviews by or before a Governmental Authority (collectively, “Litigation”) that are currently or during the past three (3) years have been pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries, at law or in equity, which would reasonably be expected to (i) result in more than $200,000 in liability to the Company or any of its Subsidiaries or (ii) be otherwise material to the Business as a whole. Neither the Company nor any of its Subsidiaries is subject to any material outstanding judgment, order, writ, injunction or decree of any court or Governmental Authority.

(b) As of March 14, 2016, there is no Litigation between the Company or its Affiliates, on one hand, and Medicina Limited or its Affiliates, on the other hand, other than the Medicina Litigation.

(c) The Corpak Parties, and to the Company’s Knowledge, the Medicina Parties, are, and have been since March 14, 2016, in compliance in all material respects with that certain Settlement Agreement, dated March 14, 2016 (the “Settlement Agreement”), by and among Maxter Catheters SAS, Entral SAS, Corpak Medsystems (UK) Limited, Corpak Medsystems, Inc. (collectively, the “Corpak Parties”), Medicina Limited and Medicina France SARL (collectively, the “Medicina Parties”).

3.12 Consents, etc. Except as set forth on the attached Schedule 3.12, no permit, consent, approval or authorization of, or declaration to or filing with, or notice to, any Governmental Authority or other Person is required in connection with any of the execution, delivery or performance of this Agreement by the Seller or the Company or the consummation by the Seller or the Company of any other transaction contemplated hereby.

3.13 Employee Benefit Plans.

(a) Schedule 3.13 sets forth a list of each material Employee Benefit Plan currently maintained, sponsored in whole or in part or contributed to by the Company or its Subsidiaries or under which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise (together with each Employee Benefit Plan not listed on Schedule 3.13 due to it not being a material Employee Benefit Plan, but that is currently maintained, sponsored in whole or in part or contributed to by the Company or its Subsidiaries or under which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, the “Plans”). Each of the Plans that is intended to be qualified under Code §401(a), has received a current favorable determination letter from the Internal Revenue Service or is a prototype plan and the Company is entitled to rely on an opinion letter issued by the Internal

Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan. The Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA, and any other Law, rule, regulation, or ordinance governing each Plan and the Company has not received any notice questioning or challenging such compliance.

(b) With respect to the Plans, all contributions required (i) prior to the date hereof have been made or properly accrued, and (ii) prior to the Closing Date will have been made or properly accrued prior to the Closing Date.

(c) With respect to the Plans set forth on Schedule 3.13, the Company has provided to the Purchaser true and complete copies of (i) each Plan and all amendments thereto; (ii) the most recent summary plan descriptions and any material modifications thereto; (iii) the most recent determination letter received from the Internal Revenue Service regarding the Plans (iv) the most recent Form 5500 annual report, and (v) copies of any filings within the past three years with the Internal Revenue Service or for the Company’s internal records under Revenue Procedure 2013-12 or its predecessor revenue procedures (EPCRS Program), “Audit CAP” failings and “SCP” documents (as such terms are defined under Revenue Procedure 2013-12), and any filings within the past three years with the Department of Labor under its Voluntary Fiduciary Compliance Program (or predecessor program).

(d) Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to or have any liability with respect to, (i) any employee benefit plan that is subject to Title IV of ERISA or Code §412, (ii) any “multiemployer plan” (as such term is defined under Section 3(37) of ERISA) (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code §413(c)), including on account of any ERISA Affiliate, or (iv) in relation to the UK, an occupational pension scheme that is not a money purchase scheme (as such terms are defined in section 181 of the Pension Schemes Act 1993). Neither the Company nor any of its Subsidiaries has any obligation to provide post-employment health, life or other welfare benefits other than as required under Code §4980B or any similar applicable Law. In relation to the UK, (i) no employee, and no former employee or officer of the UK Subsidiary, has any right to pension, lump sum, gratuity or other like benefit arising as a result of a transfer of their employment to the UK Subsidiary under either the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) or the Transfer of Undertakings (Protection of Employment) Regulations 2006 and (ii) neither the Company nor any of its Subsidiaries has been an associate of or connected with (within the meaning of section 38 and section 51 of the Pensions Act 2004) any Person who is or has been an employer in relation to an occupational pension scheme that is not a money purchase scheme (as such terms are defined in section 181 of the Pension Schemes Act 1993).

(e) There are no proceedings pending (other than routine claims for benefits) or threatened with respect to a Plan or the assets of a Plan.

(f) All individuals participating in (or eligible to participate in) the Plans are common law employees of the Company or its ERISA Affiliates.

(g) The consummation of the transactions contemplated by this Agreement (alone or together with any other event) will not (i) entitle any person to any benefit under any Plan (which such person otherwise would not be entitled in the absence of the consummation of the transactions contemplated by this Agreement) or (ii) accelerate the time of payment or vesting or increase the amount of any compensation or other benefit due to any person under any Plan.

(h) Except as set forth on Schedule 3.13(h), the Company may amend or terminate (with or without notice, delay, liability, fees or other expenses) each group welfare or retirement Plan, subject to the requirements of applicable Law.

(i) The Company and its Subsidiaries have no legally binding commitment to create any additional Plans or to amend or modify any existing Plan other than amendments required by Law or those that would not materially increase the costs under any such Plan.

3.14 Insurance. Schedule 3.14 contains a true and complete list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company or its Subsidiaries and indicates the type of coverage, name of the insured, the insurer, the expiration date of each insurance policy and the amount of coverage. Schedule 3.14 also describes any self-insurance or co-insurance arrangements by or affecting the Company or any of its Subsidiaries, including any reserves established thereunder. All such policies are in full force and effect, there is no claim by the Company or any of its Subsidiaries currently pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the issuers of such policies; all amounts due for premiums with respect to such insurance policies covering all periods up to and including the Closing Date will have been paid in accordance with their terms; and no written notice or written threat of cancellation, denial or termination of coverage has been received by the Company or any of its Subsidiaries with respect to any such insurance policy. All currently outstanding insurance claims for matters for which insurance coverage is available (or would have been available, absent the failure to make such claim) have been timely and properly tendered to the appropriate insurance carrier.

3.15 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries are, and for the past three years have been, in compliance with all applicable Laws and regulations of foreign, federal, state and local governments and all agencies thereof that are necessary for the operation of the Business, except where the failure to comply would not be material to the operations of the Company or its Subsidiaries.

(b) With respect to the products of the Company sold or marketed in all applicable jurisdictions, except as set forth on Schedule 3.15:

(i) the Company has not received any written notice from any Governmental Authority or any other Person specifically identifying any open investigation into or actual or alleged violation of, or failure to comply with, any applicable regulations or Laws governing the Company’s products; and

(ii) the Company is not subject to any current obligation or requirement arising under any consent decree, inspection report or warning or enforcement letter issued by or entered into with the United States Food and Drug Administration (“FDA”), or any other U.S. or foreign Governmental Authorities with regard to the development, testing, manufacture, clearance, distribution, sale, labeling or marketing of any of the Company’s products.

(c) The Company has not made any materially false statements on, or material omissions from, any applications, notifications, registrations, reports, or other submissions to the FDA or any other Governmental Authorities, or made any materially false statements on, or omissions from, any other records and documentation prepared or maintained to comply with the requirements of the FDA or any other Governmental Authorities or applicable Law.

(d) The operation of the Business and the design, development, testing, manufacture, packaging, labeling, marketing, and offer for sale of products by the Business, Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Laws. These Laws include, without limitation, the following Laws or their equivalents in any jurisdiction in which the Business operates: (i) the Federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”) and comparable foreign Laws; (ii) federal Medicare and Medicaid statutes and related state or local statutes or regulations; (iii) any comparable foreign Laws for any of the foregoing, including Laws and regulations promulgated under the Medical Device Directive in the European Union (the “MDD”); (iv) federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq., and any comparable foreign, state or local Laws); (v) marketing disclosure and reporting requirements; and (vi) the Physician Payments Sunshine Act and any other “sunshine” Laws. There are no actions pending or, to the knowledge of Company or its Subsidiaries, threatened alleging non-compliance by Company or its Subsidiaries in respect of any such Laws, including without limitation actions that may reasonably be expected to lead to the denial of any application for marketing clearance or approval. None of Company or its Subsidiaries has received any written notice or other written communication from any Governmental Authority (i) contesting or objecting to the premarket clearance or approval of, the uses of, the clinical study of or the labeling and promotion of any products of the Business or (ii) otherwise alleging any violation of any Law applicable to any product of the Business, except for such matters as have been resolved to the satisfaction of the applicable Governmental Authority. None of the Company, its Subsidiaries, its directors, officers or employees, or, to the Company’s knowledge, its distributors, have conducted any false or misleading advertising or off-label advertising in connection with the operation of the Business.

(e) Schedule 3.15(e) sets forth, as of the date of this Agreement, a list (including the owner or applicant) of the registrations, marketing approvals, clearances or other authorizations necessary to develop, manufacture, market, distribute or sell products by or on behalf of the Business and granted to Company or its Subsidiaries (the “Product Registrations”). All products sold under the Product Registrations are, and during the past three (3) years have been, developed, manufactured, marketed, distributed and sold in accordance with the specifications and standards contained in such Product Registrations.

(f) Since January 1, 2012, there has not been, nor, to the knowledge of the Company, is there currently under consideration by Company, its Subsidiaries or any Governmental Authority, any recall, market withdrawal, field notification, seizure, safety alert, warning or “dear doctor” letter in respect of any product manufactured, marketed, distributed or sold by or on behalf of the Business, except as set forth on Schedule 3.15(f).

(g) Except as set forth on Schedule 3.15(g), there are not presently pending, or, to the knowledge of the Company, threatened in writing, any civil, criminal or administrative actions, notices of violation or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, marketed, distributed or sold by or on behalf of the Business.

(h) None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent thereof has been convicted of any crime or engaged in any conduct for which debarment is mandated or for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. Neither Company nor its Subsidiaries have retained or employed debarred or disqualified Persons in the conduct of the Business. Neither Company nor its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of Company or its Subsidiaries, has, with respect to the Business, made an untrue statement of a material fact or a fraudulent statement to any Governmental Authority or failed to disclose a material fact required to be disclosed to any other Governmental Authority.

(i) None of the Company or its Subsidiaries, nor to the knowledge of the Company, any officer, employee or agent thereof, has engaged in any activities that are prohibited under 42 U.S.C. § 1320a-7b, or 31 U.S.C. §§ 3729-3733 (or other Laws related to false or fraudulent claims) or similar Laws related to soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing, or arranging for the furnishing of, any item or service for which payment may be made in whole or in part by Medicare or Medicaid or other healthcare programs, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid or other federal healthcare programs, or similar Laws of any country in which the Business sells any products or otherwise transacts any business.

(j) The Company and its Subsidiaries have all requisite authorizations, registrations, certificates, licenses and permits required by a Governmental Authority that are necessary to carry on their businesses as now conducted, including the design, development, testing, manufacture, packaging, labeling, marketing, and offer for sale of products by the Business. Neither Company nor any of its Subsidiaries is in material breach of any such authorizations, registrations, licenses and permits, and no appeal or other action is pending or, to the knowledge of Company, threatened to revoke or modify any such authorizations, registrations, licenses or permits.

3.16 Environmental Compliance and Conditions. Except as set forth on Schedule 3.16:

(a) The Company and its Subsidiaries have obtained and possess all material permits, licenses and other authorizations required under federal, state and local Laws and regulations concerning occupational health and safety, pollution or protection of the environment that were enacted and in effect on or prior to the Closing Date, including all such Laws and regulations relating to the emission, discharge, release or threatened release of any Hazardous Substances into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances (“Environmental and Safety Requirements”).

(b) The Company and its Subsidiaries are currently, and for the past five years have been, in compliance in all material respects with all terms and conditions of such permits, licenses and authorizations and all other Environmental and Safety Requirements.

(c) Neither the Company nor any of its Subsidiaries has received, within the past five (5) years, any unresolved written notice of material violations or liabilities arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Company and its Subsidiaries, the Leased Real Property, or any real property formerly owned, operated or leased by the Company.

(d) There has been no release of Hazardous Substances by the Company or any of its Subsidiaries that has or would be reasonably likely to give rise to material liability of the Company or any of its Subsidiaries under Environmental and Safety Requirements.

(e) No real property currently or, to the Company’s knowledge, formerly owned, operated or leased by the Company (including the Leased Real Property) is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), or any similar state list, which listing would reasonably be expected to give rise to a material liability of the Company.

(f) To the Company’s knowledge, no Hazardous Substances generated by the Company or any predecessors have been sent, transferred, transported to, treated, stored, or disposed of at any facilities or locations that have been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, in each case which would reasonably be expected to give rise to a material liability of the Company, and the Company has not received any written notice regarding potential material liabilities with respect to such off-site Hazardous Substances treatment, storage, or disposal facilities or locations used by the Company.

(g) The Company has not retained or assumed, by contract or operation of Law, any material liabilities of third parties under Environmental and Safety Requirements.

(h) This Section 3.16 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental, health or safety matters, including without limitation any arising under Environmental and Safety Requirements.

3.17 Affiliated Transactions. Except as set forth on Schedule 3.17, no officer, director or Affiliate of the Company or any of its Subsidiaries or, to the Company’s knowledge, any Connected Person of any such officer or director is a party to any material agreement, contract, commitment, transaction, arrangement or understanding with the Company or any of its Subsidiaries, or otherwise in relation to the Business or the business or assets of the Company or any of its Subsidiaries, or has any material interest in any material property used by the Company or any of its Subsidiaries.

3.18 Employees.

(a) Except as set forth on Schedule 3.18, neither the Company nor any of its Subsidiaries has experienced any strike, work stoppage, walk out, lockout, slowdown or other material collective bargaining dispute within the past three (3) years, and none is currently pending or, to the Company’s knowledge, threatened. Except as set forth on Schedule 3.18, to the Company’s knowledge, no union, works council, labor organization, staff association or employee representative body represents any employees of the Company or any of its Subsidiaries, and no organizational effort is presently being made or threatened by or on behalf of any labor union, works council, labor organization, staff association or employee representative body with respect to employees of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.18, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreements or similar agreements, and no such collective bargaining agreements or similar agreements are currently being negotiated by the Company or any of its Subsidiaries. There is no material unfair labor practice charge or material unfair labor practice complaint against the Company or any of its Subsidiaries pending or threatened before the National Labor Relations Board or any similar Governmental Authority. Neither the Company nor any of its Subsidiaries has any outstanding liability arising from the implementation of any plant closing or mass layoff in the last two (2) years in violation of the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local Law. Except as set forth in Schedule 3.18, in the past 12 months, neither the Company nor any of its Subsidiaries has made any redundancies in relation to its United Kingdom employees, and neither the Company nor any of its Subsidiaries has been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006.

(b) Except as set forth on Schedule 3.18, (i) there is no material Litigation pending or, to the Company’s knowledge, threatened by or against the Company or any of its Subsidiaries relating to any current or former employee or independent contractor of the Company or any of its Subsidiaries or any applicant for such employment or engagement, (ii) the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, wages, hours, plant closings and layoffs, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, affirmative action, equal opportunity, employee leave issues, unemployment insurance, worker classification (including the proper classification of workers as independent contractors and consultants and exempt or non-exempt), immigration, pre-employment background and medical inquiries and work authorization, and (iii) to the Company’s knowledge (without any duty of inquiry), no current or former employee or independent contractor of the Company or any of its Subsidiaries is in violation of any material term of any employment contract, consulting contract or restrictive covenant to the Company or any of its Subsidiaries.

(c) To the Company’s knowledge, there is no person currently employed by the UK Subsidiary who is subject to immigration control and either (i) has not been granted leave to enter or remain in the United Kingdom, or (ii) whose leave to enter or remain in the United Kingdom is invalid, has ceased to have effect (whether by reason of curtailment, revocation, cancellation, passage of time or otherwise), or is subject to a condition preventing them from accepting the employment. The UK Subsidiary has carried out in all material respects the specified checks on employees’ original documents which would enable it to assert a statutory defence under s.8 Asylum and Immigration Act 1996 or s.15 Immigration, Asylum and Nationality Act 2006 as appropriate. No civil or criminal penalty has been imposed on the UK Subsidiary or any of its officers or employees in connection with a breach of immigration Law.

3.19 Customers and Suppliers. Schedule 3.19 hereto sets forth (i) the twenty (20) largest customers of the Company and its Subsidiaries for the twelve month period ending on the last calendar month end preceding the date hereof, (ii) the twenty (20) largest suppliers of the Company and its Subsidiaries for the twelve (12) month period ending on the last calendar month end preceding the date hereof, and (iii) suppliers which are the sole source of supply and that could not reasonably be replaced in the ordinary course of business. No such customer or supplier listed on Schedule 3.19 has provided the Company written or, to the Company’s knowledge, oral notice that it will discontinue doing business with the Company or its Subsidiaries or materially reduce the business that it conducts with the Company and its Subsidiaries or be unable to fulfill its supply obligations to the Company or its Subsidiaries.

3.20 Unlawful Payments; Import/Export Matters.

(a) In the past five years, none of the Company and its Subsidiaries nor any director, officer or employee, nor, to the knowledge of the Company, any distributor, agent, or representative, in each case acting on behalf of the Company and its Subsidiaries, has taken any action in violation of any applicable anticorruption or anti-bribery Law, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act.

(b) In the past five years, the Company and its Subsidiaries have conducted their respective import and export transactions materially in accordance with (i) all applicable United States import, export and re-export Laws, controls and sanctions, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export Laws, controls and sanctions administered by Governmental Authorities in other countries in which the Business is conducted.

(c) None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers or directors, (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); or (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions by the Company or its Subsidiaries are prohibited by applicable comprehensive sanctions administered by OFAC.

3.21 Brokerage. Except for the fees and expenses of Houlihan Lokey Capital, Inc., there are no claims for investment banker’s fee or commission, brokerage commissions,

finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.

3.22 Product Warranties. Except as set forth on Schedule 3.22, all products manufactured, sold or distributed by the Company or its Subsidiaries during the past three years have been in conformity in all material respects with all applicable (a) specifications, Product Registrations, and standard operating procedures of the Company or its Subsidiaries related to the manufacture, labeling, sale or distribution of the products, (b) Laws governing the manufacture, labeling, sale or distribution of the products, and (c) contractual commitments and express and implied warranties made in connection with the manufacture, marketing, promotion, sale or distribution of the products. Except as set forth on Schedule 3.22, no products manufactured, sold or distributed by the Company or its Subsidiaries are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale. Schedule 3.22 includes correct and complete copies of such standard terms and conditions of sale for the Company and its Subsidiaries (containing applicable guaranty, warranty and indemnity provisions). Except as set forth on Schedule 3.22, neither the Company nor any of its Subsidiaries has been notified during the past three years of any claims for (and, to the Company’s knowledge, there are no threatened claims for) any alleged defective products or any contract, warranty, or other claims applicable to more than one individual product, including claims related to the return, service, or exchange of a lot, shipment, type, model, or other group of products.

3.23 Product Liability. Schedule 3.23 sets forth a correct and complete list and brief description of all product liability claims that have been asserted against the Company or its Subsidiaries during the past three years.

3.24 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN THIS ARTICLE III (INCLUDING THE DISCLOSURE SCHEDULES), NEITHER THE COMPANY NOR THE SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY AND THE SELLER HEREBY EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and the Company that:

4.01 Organization and Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

4.02 Authorization. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Purchaser and assuming that this Agreement is a valid and binding obligation of the Seller and the other parties hereto, this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

4.03 No Violation. The Purchaser is not subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable Law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

4.04 Governmental Authorities; Consents. Except as set forth on Schedule 4.04, the Purchaser is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Authority or any other party or Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.05 Litigation. There are no actions, suits or proceedings pending or, to the Purchaser’s knowledge, threatened in writing against the Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby. The Purchaser is not subject to any outstanding judgment, order or decree of any Governmental Authority.

4.06 Brokerage. Except as set forth on Schedule 4.06, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser for which Seller or its Affiliates will have any obligation.

4.07 Investment Representation. The Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. The Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities Laws.

4.08 Financing. The Purchaser has and shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

4.09 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or its Subsidiaries.

ARTICLE V

COVENANTS OF THE COMPANY AND THE SELLER

5.01 Conduct of the Business. From the date hereof until the earlier of the Closing Date and the termination of this Agreement, except (i) as contemplated hereunder, (ii) as required by Law, (iii) unless the Purchaser shall have consented in writing (which consent will not be unreasonably withheld or delayed) or (iv) as set forth on Schedule 5.01, the Company shall (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to conduct the Business in the ordinary course of business consistent with past practice and preserve the businesses, organization, goodwill and operations of the Company and its Subsidiaries, including their rights, assets, properties, relationships with vendors, customers, employees, Governmental Authorities and other third parties, and the Company shall not, and shall not permit any of its Subsidiaries to:

(A) issue, sell or deliver any shares of its or any of its Subsidiaries’ equity securities or issue, sell, grant or accelerate the timing of payment or vesting of any securities exchangeable or convertible into, options with respect to, warrants to purchase or rights to subscribe for, any shares or other equity interests of its or any of its Subsidiaries’ equity securities, or issue, sell or grant any unit appreciation, phantom equity, profit participation or similar rights with respect to the Company or any of its Subsidiaries;

(B) effect any recapitalization, reclassification, dividend on its equity, stock split or like change of its or any of its Subsidiaries’ capitalization or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization;

(C) amend its or any of its Subsidiaries’ certificate or articles of incorporation or bylaws (or equivalent organizational documents);

(D) make any redemption or purchase of, or enter into any contract with respect to the voting of, any shares of its or any of its Subsidiaries’ equity securities;

(E) sell, lease, license, abandon, dispose of, pledge, impose a Lien upon, assign or transfer any portion of its or any of its Subsidiaries’ assets (other than Intellectual Property, which is governed by clause (M) below);

(F) make any capital investment in, or any loan to, any other Person or enter into any contract for a joint venture, strategic alliance, partnership or sharing of profits;

(G) make any capital expenditures or commitments therefor in excess of $100,000, except for such capital expenditures or commitments therefor that are reflected in the Company’s budget for the fiscal year ending December 31, 2015;

(H) incur, assume, endorse or guarantee any Indebtedness other than in the ordinary course of business;

(I) make any loan to, or enter into any other transaction with, any of the directors, officers, and employees of the Company or any of its Subsidiaries outside the ordinary course of business;

(J) enter into, amend, modify, renew or waive performance under in any material respect or terminate any Material Contract or contract that would be a Material Contract if in effect on the date hereof, other than in the ordinary course of business (other than with respect to real property, which is governed by clause (K) below and Intellectual Property, which is governed by clause (M) below);

(K) enter into, amend, modify, renew or waive performance under in any material respect or terminate any lease, sublease or license for real property other than in the ordinary course of business;

(L) settle any Litigation involving an amount in excess of $100,000 for any one case or settle any Litigation other than Litigation seeking solely monetary damages, or commence any Litigation;

(M) grant to any Person, or sell, transfer, pledge, impose a Lien on, or otherwise dispose of or permit to lapse, any rights to Company IP Rights, except non-exclusive licenses granted to customers in the ordinary course of business;

(N) make or change any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with a Tax authority, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating the Company or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(O) make any change in its accounting methods, principles or practices, except as required by GAAP;

(P) make any material change in its policies with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof, as applicable, in each case, other than in the ordinary course of business;

(Q) adopt, terminate or materially amend the terms of any Plan, or materially increase the compensation to be provided to any employee, except (A) as required by any applicable Law, (B) in the ordinary course of business consistent with past practice of the Business, (C) arrangements that will not result in any liability under this Agreement or otherwise to Purchaser or its Affiliates (including any retention or similar arrangements that will be paid solely by the Seller) and for which Purchaser has no requirement to maintain comparable benefits, or (D) as requested by Purchaser;

(R) grant any short-term incentives to increase sales or new supplier discounts other than in the ordinary course of business; or

(S) enter into any contract or otherwise commit or agree, orally or in writing, to do any of the foregoing.

5.02 Access to Books and Records. From the date hereof until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, the Company and its Subsidiaries shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Company and its Subsidiaries, including access to personnel and systems necessary to facilitate unique device identification compliance; provided that (a) such access shall not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries; (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (c) all requests for access shall be directed to the Seller Representative or such other Person as the Company may designate in writing from time to time (the “Designated Contact”); (d) Purchaser shall have no right to perform any environmental sampling; and (e) nothing herein shall require the Company and its Subsidiaries to provide access to, or to disclose any information to, the Purchaser if such access or disclosure would be reasonably likely to (i) waive any legal privilege or (ii) be in violation of applicable Law. The Purchaser acknowledges that it remains bound by the Confidentiality Agreement, dated September 23, 2015 (the “Confidentiality Agreement”) and that all information it obtains as a result of access under this Section 5.02 shall be subject to the Confidentiality Agreement.

5.03 Regulatory Filings.

(a) The Company and Seller shall, within five business days after the date hereof, make or cause to be made all filings and submissions required under the HSR Act. The Company and Seller agree to use their reasonable best efforts to take, or cause to be taken, all actions necessary to expeditiously consummate the transactions contemplated by this Agreement. If suit or other action is threatened or instituted by any Governmental Authority or other entity challenging the validity or legality, or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Company and Seller shall use reasonable best efforts to avoid, resist, resolve or, if necessary, defend such suit or action and shall use reasonable best efforts to take any steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date). The Company and Seller shall coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing.

(b) The Company and Seller shall promptly notify the Purchaser of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If the Company or Seller receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with respect to which any such filings have been made, then the Company and Seller shall use their reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the Purchaser, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Company and Seller agree to (i) give reasonable advance notice to the Purchaser of all meetings or teleconferences with any Governmental Authority relating to the transaction contemplated by the Agreement, (ii) provide the Purchaser with an opportunity to participate in each of such meetings or teleconferences, (iii) keep the Purchaser reasonably apprised with respect to any oral communications with any Governmental Authority regarding the transactions contemplated by the Agreement, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide the Purchaser with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the transactions contemplated hereby, (vi) provide the Purchaser (or its counsel, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the transactions contemplated hereby and (vii) cooperate and provide the Purchaser with a reasonable opportunity to participate in, and consider in good faith their views with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in

Section 2.01(c). Notwithstanding anything to the contrary in this Section 5.03(b), materials provided to the Purchaser or its outside counsel may be redacted (i) to remove references concerning valuation, (ii) as necessary (based on the advice of outside legal counsel) to protect reasonable attorney-client or other legal privilege, or (iii) as required by applicable Law. Any such disclosures, rights to participate or provisions of information may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information.

(c) Neither the Company nor Seller shall: (i) directly or indirectly acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority seeking an order prohibiting the consummation of the transactions contemplated hereby, (C) increase the risk of not being able to remove any such order on appeal or otherwise, or (D) delay or prevent the consummation of the transactions contemplated hereby.

(d) Neither the Company nor Seller shall extend (or take any action that would reasonably be expected to have the effect of extending) any waiting or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transaction, except with the prior written consent of the Purchaser. Such consent shall not be unreasonably withheld or delayed.

5.04 Conditions. The Company and Seller shall use commercially reasonable efforts to cause the conditions set forth in Section 2.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing).

5.05 Notification. From the date hereof until the Closing Date, the Company shall disclose to the Purchaser in writing its knowledge of any material breach of the representations and warranties contained in Article III, and of any other fact or event that would cause or constitute a material breach of any of the covenants in this Agreement made by the Seller or the Company, in each case, reasonably promptly in light of the circumstances upon discovery thereof. The Company may, from time to time prior to the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Disclosure Schedule in order to add information relating to or resulting from facts or events occurring subsequent to the execution of this Agreement (a “Schedule Supplement”). In the event that the Company provides any Schedule Supplement, the matters set forth on such Schedule Supplement shall not be effective to cure and correct for purposes of Article II any breach of any representation, warranty or covenant which would have existed if the Company had not provided such Schedule Supplement. In the event that prior to the Closing Date the Company provides to the Purchaser notification pursuant to the terms of this Section 5.05 of the failure of any condition in Article II as a result of any breach of any representation, warranty or covenant of the Company and/or the

Seller due to facts or events occurring subsequent to the execution of this Agreement that, but for this Section 5.05, would entitle the Purchaser not to consummate the Closing (a “Company Termination Update”), the Purchaser may terminate this Agreement in accordance with Section 8.01. If the Purchaser consummates the Closing after receiving a Company Termination Update, the Purchaser shall be deemed to have waived any and all rights, remedies or other recourse against the Company and/or the Seller to which the Purchaser might otherwise be entitled in respect of the breach set forth in such Company Termination Update, including any rights or remedies under Article VII, and such Company Termination Update shall be effective to cure and correct for all other purposes any such breach of any representation, warranty or covenant which would have existed if the Company had not provided such Company Termination Update. Notwithstanding the foregoing, in no event shall any matter set forth on a Company Termination Update have any impact on any rights, remedies or other recourse of the Purchaser under Sections 7.02(a)(iii), (iv) or (v). All references to any Disclosure Schedule hereto which is supplemented or amended as provided in this Section 5.05 shall for all purposes after the Closing be deemed to be a reference to such Disclosure Schedule as so supplemented or amended. If the Purchaser consummates the Closing after receiving any Schedule Supplement that is not a Company Termination Update, the Purchaser shall be entitled to exercise any rights or remedies pursuant to this Agreement in respect of a breach that would be cured by such Schedule Supplement, including any rights or remedies under Article VII, and such Schedule Supplement shall not be effective to cure and correct for any purpose any such breach of any representation, warranty or covenant which would have existed if the Company had not provided such Schedule Supplement.

5.06 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 8.01, neither the Company nor the Seller shall take, nor shall they permit any of their Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Purchaser and/or its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents) concerning any purchase of any of the Company’s or its Subsidiaries’ equity securities or any merger, sale of assets outside of the ordinary course of business, consolidation, share exchange, business combination, recapitalization, reclassification or similar transaction involving or relating to the Company or its Subsidiaries (each such acquisition transaction, an “Acquisition Transaction”), and the Company and the Seller shall, and shall cause their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants and other agents to, immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person conducted heretofore with respect to any such Acquisition Transaction. The Seller and the Company shall promptly notify the Purchaser if any Person makes any proposal, offer, inquiry or contact with respect to any Acquisition Transaction, together with the material details of such proposal, offer, inquiry or contact.

5.07 Interim Financial Information. Within thirty (30) days after the last day of each month prior to the Closing, the Company shall deliver to the Purchaser an unaudited comparative consolidated balance sheet as of the last day of such month and unaudited comparative consolidated statements of income for such month, in each case of the Company and its Subsidiaries, excluding The Factory, Factory Control, TMS (Tunis Medical Services), Maxter Catheters SAS and ENTRAL SAS.

5.08 Benefit Plan Terminations. If, no later than 10 days prior to Closing, Purchaser requests that the Company terminate any Plans, the Company shall take such actions as are reasonably necessary to terminate those Plans that Purchaser requests to be terminated, subject to the terms of each Plan and the requirements of applicable Law, which terminations may be conditioned upon the Closing. No later than the day immediately prior to the Closing, the Company shall provide evidence that the Board of Directors of the Company has terminated each such Plan (if any) pursuant to resolutions adopted by the Board of Directors, and which terminations may be conditioned upon the Closing. The form and substance of such resolutions shall be subject to the review and approval of Purchaser (not to be unreasonably withheld, conditioned or delayed). Purchaser shall promptly reimburse the Company for all out-of-pocket costs and expenses incurred in terminating such Plans as requested by Purchaser prior to Closing.

ARTICLE VI

COVENANTS OF THE PURCHASER

6.01 Access to Books and Records. For five (5) years after the Closing, the Purchaser shall, and shall cause the Company and its Subsidiaries to, provide the Seller and its authorized representatives with reasonable access, during normal business hours, to the books and records and personnel of the Company and its Subsidiaries in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby or with respect to periods or occurrences prior to or on the Closing Date, including, without limitation, for the purpose of preparing Tax Returns and providing assistance relating to final accounting functions relating to the Company. Unless otherwise consented to in writing by the Seller, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries (relating to the Business) for any period prior to the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller Representative such books and records or any portion thereof which the Purchaser or any of its Subsidiaries may intend to destroy, alter or dispose of.

6.02 Notification. From the date hereof until the Closing Date, the Purchaser shall disclose to the Company in writing its knowledge of any material breach of the representations and warranties contained in Article IV as applicable, and of any other fact or event that would cause or constitute a material breach of the covenants in this Agreement made by the Purchaser, in each case, reasonably promptly in light of the circumstances upon discovery thereof. The Purchaser may, from time to time prior to the Closing, by notice in accordance with the terms of this Agreement, provide a Schedule Supplement in order to add information relating to or resulting from facts or events occurring subsequent to the execution of this Agreement. In the event that the Purchaser provides any Schedule Supplement, the matters set forth on such Schedule Supplement shall not be effective to cure and correct for purposes of Article II any breach of any representation, warranty or covenant which would have existed if the Purchaser had not provided such Schedule Supplement. In the event that prior to the Closing Date the

Purchaser provides to the Seller notification pursuant to the terms of this Section 6.02 of the failure of any condition in Article II as a result of any breach of any representation, warranty or covenant of the Purchaser due to facts or events occurring subsequent to the execution of this Agreement that, but for this Section 6.02, would entitle the Seller not to consummate the Closing (a “Purchaser Termination Update”), the Company and the Seller may terminate this Agreement in accordance with Section 8.01. If the Seller consummates the Closing after receiving a Purchaser Termination Update, the Seller shall be deemed to have waived any and all rights, remedies or other recourse against the Purchaser to which the Seller might otherwise be entitled in respect of the breach set forth in such Purchaser Termination Update, including any rights or remedies under Article VII, and such Purchaser Termination Update shall be effective to cure and correct for all other purposes any such breach of any representation, warranty or covenant which would have existed if the Purchaser had not provided such Purchaser Termination Update. Notwithstanding the foregoing, in no event shall any matter set forth on a Purchaser Termination Update have any impact on any rights, remedies or other recourse of Seller under Section 7.03(b). All references to any Disclosure Schedule hereto which is supplemented or amended as provided in this Section 6.02 shall for all purposes after the Closing be deemed to be a reference to such Disclosure Schedule as so supplemented or amended. If the Seller consummates the Closing after receiving any Schedule Supplement that is not a Purchaser Termination Update, the Seller shall be entitled to exercise any rights or remedies pursuant to this Agreement in respect of the breach that would be cured by such Schedule Supplement, including any rights or remedies under Article VII, and such Schedule Supplement shall not be effective to cure and correct for any purpose any such breach of any representation, warranty or covenant which would have existed if the Purchaser had not provided such Schedule Supplement.

6.03 Director and Officer Liability and Indemnification. For a period of six years after the Closing Date, the Purchaser shall not, and shall not permit the Company or any of its Subsidiaries to amend, repeal or modify any provision in the Company’s or any of its Subsidiaries articles of incorporation or bylaws relating to the exculpation or indemnification of any current or former officer or director (the “D&O Indemnified Persons”) (unless required by Law), it being the intent of the parties that the D&O Indemnified Persons shall continue to be entitled to such exculpation and indemnification to the fullest extent of the Law. At the Closing, the Purchaser will, or will cause the Company to, obtain, maintain and fully pay for, at the Seller’s sole expense, irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. The Purchaser will not, or will cause the Company to not, cancel or change such insurance policies in any respect. If the Purchaser, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser and the Company and its Subsidiaries shall assume all of the obligations set forth in this Section. The provisions of this Section 6.03 are intended for the benefit of, and will be enforceable by, each D&O Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

6.04 Regulatory Filings; Cooperation.

(a) The Purchaser shall, within five (5) business days after the date hereof, make or cause to be made all filings and submissions required under the HSR Act. The Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to expeditiously consummate the transactions contemplated by this Agreement. If suit or other action is threatened or instituted by any Governmental Authority or other entity challenging the validity or legality, or seeking to restrain the consummation of the transaction contemplated by this Agreement, the Purchaser shall use reasonable best efforts to avoid, resist, resolve or, if necessary, defend such suit or action and shall use reasonable best efforts to take any steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date). The Purchaser shall be responsible for all filing fees under the HSR Act and under any such other Laws or regulations applicable to the Purchaser. The Purchaser shall coordinate and cooperate fully with the Seller and the Company in exchanging information and providing such assistance as the Seller and the Company may reasonably request in connection with the foregoing and in seeking early termination of the HSR Act waiting period.

(b) The Purchaser shall promptly notify the Company of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If the Purchaser receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with respect to which any such filings have been made, then the Purchaser shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the Company, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Purchaser agrees to (i) give reasonable advance notice to the Company of all meetings or teleconferences with any Governmental Authority relating to the transaction contemplated by the Agreement, (ii) provide the Company and Seller with an opportunity to participate in each of such meetings or teleconferences, (iii) keep the Company reasonably apprised with respect to any oral communications with any Governmental Authority regarding the transactions contemplated by the Agreement, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide the Company and Seller with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the transactions contemplated hereby, (vi) provide the Company (or its counsel, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the transactions contemplated hereby and (vii) cooperate and provide the Company and Seller with a reasonable opportunity to participate in, and consider in good faith their views with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 2.01(c). Notwithstanding anything to the contrary in this Section 6.04(b), materials provided to the other Parties or its outside counsel may be redacted (i) to remove references concerning valuation, (ii) as necessary (based on the advice of outside legal counsel) to protect reasonable attorney-client or other legal privilege, or (iii) as required by applicable Law. Any such disclosures, rights to participate or provisions of information may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information.

(c) Notwithstanding anything in this Agreement to the contrary, in no event will Purchaser be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of Purchaser, would be expected to have a material adverse impact on any of its businesses, or the businesses to be acquired by it pursuant to this Agreement, either individually or in the aggregate. With regards to any Governmental Authority, neither the Company, the Seller nor any of its respective affiliates shall, without Purchaser’s written consent (in Purchaser’s sole discretion), discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Purchaser’s freedom of action with respect to, or Purchaser’s ability to retain any of the businesses, product lines or assets of, the Company or otherwise receive the full benefits of this Agreement.

(c) None of the Parties shall: (i) directly or indirectly acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority seeking an order prohibiting the consummation of the transactions contemplated hereby, (C) increase the risk of not being able to remove any such order on appeal or otherwise, or (D) delay or prevent the consummation of the transactions contemplated hereby.

(d) None of the Parties shall extend (or take any action that would reasonably be expected to have the effect of extending) any waiting or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transaction, except with the prior written consent of the other Parties. Such consent shall not be unreasonably withheld or delayed.

6.05 Conditions. The Purchaser shall use its commercially reasonable efforts to cause the conditions set forth in Section 2.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing).

6.06 Contact with Customers and Suppliers. Prior to the Closing, the Purchaser and the Purchaser’s Representatives shall contact and communicate with the employees (other than the persons set forth on Schedule 6.06), customers and suppliers of the Company and its Subsidiaries in connection with the transactions contemplated hereby only after prior consultation with and approval of the Seller.

6.07 Employment and Benefit Arrangements. The Purchaser shall take all actions required so that employees of the Company and its Subsidiaries who are employed by the Company or its Subsidiaries as of the Closing Date shall receive service credit for periods of employment with the Company and its Subsidiaries for purposes of eligibility and vesting, for purposes of determining future vacation or paid time off accruals and for purposes of determining severance benefits under any employee benefit plans and arrangements in which they participate following the Closing Date. The Purchaser shall use commercially reasonable efforts to waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which the Closing Date occurs. This Section 6.07 shall survive the Closing, and shall be binding on all successors and assigns of the Purchaser, the Company and its Subsidiaries. During the twelve month period following the Closing, Purchaser shall take all actions required so that the employees of the Company and its Subsidiaries (determined as of the Closing Date) that continue to be employed by the Company or its Subsidiaries after the Closing Date receive base compensation, bonus opportunities and benefits that, in the aggregate, are no less favorable than that provided immediately prior to the Closing Date. Nothing contained in this Agreement is intended by the parties to constitute a plan amendment or to create any obligations of the parties with respect to any Employee Benefit Plan.

ARTICLE VII

INDEMNIFICATION

7.01 Survival of Representations, Warranties, Covenants, Agreements and Other Provisions. Except to the extent a different period is expressly set forth herein, (i) the representations, warranties, and covenants (other than with respect to the covenants contained in Section 9.01 which shall survive, subject to clause (iii) below, until the obligations set forth therein are fully performed in accordance with the terms thereof), agreements and other provisions in this Agreement shall survive the Closing and shall terminate on the date which is 18 months after the Closing Date; provided that (i) all covenants to be performed after the Closing Date shall survive in accordance with their terms, (ii) the Fundamental Representations, any claims made pursuant to Section 7.02(a)(ii), and any claims made pursuant to Section 7.02(a)(iii) shall survive the Closing and terminate on the date which is three years after the Closing Date, and (iii) any claims for Indemnified Taxes, Indebtedness and Seller Expenses shall survive the Closing and terminate on the date which is four years after the Closing Date (each such date, the “Survival Period Termination Date”). No Person shall be liable for any claim for indemnification under this Article VII unless written notice specifying in reasonable detail the nature of the claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the applicable Survival Period Termination Date, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved.

7.02 Indemnification for the Benefit of the Purchaser.

(a) From and after the Closing (but subject to the provisions of this Article VII), the Seller, solely from amounts available in the Indemnity Escrow Account, shall indemnify the Purchaser in respect of any Loss suffered or incurred by the Purchaser or any of its Affiliates, officers, directors, employees or agents and their respective successors and assigns (each a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) resulting or arising from:

(i) any nonfulfillment or breach of any representation, warranty, covenant, agreement or other provision (other than any breaches by the Company of covenants or agreements of the Company herein following the Closing or any breaches of those representations specified on Schedule 7.02(a)(ii)) set forth herein by the Company or the Seller or in any certificate delivered hereunder, in each case taking into account any disclosure made pursuant to Section 5.05 hereof;

(ii) any nonfulfillment or breach of any representation or warranty set forth on Schedule 7.02(a)(ii), taking into account any disclosure made pursuant to Section 5.05 hereof (collectively, such items the “Specified Representations”);

(iii) any of the items set forth on Schedule 7.02(a)(iii);

(iv) all Indemnified Taxes; and

(v) all Indebtedness and Seller Expenses (to the extent not included in the calculation of the Final Purchase Price);

provided that, (A) in each case no such claims shall be asserted under Section 7.02(a)(i) (other than with respect to breaches of the Fundamental Representations or nonfulfillment of any covenant of the Seller to be performed following the Closing) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $1,305,000 (the “R&W Deductible”), and then only to the extent such Losses exceed the R&W Deductible; (B) in each case no such claims shall be asserted under Section 7.02(a)(ii) or under Section 7.02(a)(iii) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $870,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible; (C) no individual claim by the Purchaser shall be asserted under Section 7.02(a)(i) or under Section 7.02(a)(ii) (other than with respect to breaches of the Product Liability Representations or breaches of the last sentence of Section 3.05(a)) unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceeds an amount equal to $10,000 (the “Mini-Basket”), and then from the first dollar of such Losses (it being understood that any such individual claims for amounts less than the Mini-Basket shall be ignored in determining whether the R&W Deductible or the Deductible has been exceeded and thereafter); (D) no individual claim by the Purchaser shall be asserted under Section 7.02(a)(ii) with respect to breaches of the Product Liability Representations unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceeds an amount equal to $50,000 (the “Product Liability Representation Mini-Basket”), and then from the first dollar of such Losses (it being understood that any such individual claims for amounts less than the Product Liability Representation Mini-Basket shall be ignored in determining whether the Deductible has been exceeded and thereafter); (E) no individual claim by the Purchaser shall be asserted under Section 7.02(a)(i) with respect to breaches of the last sentence of Section 3.05(a) unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceeds an amount equal to $30,000 (the “Financial Statements Mini-Basket”), and then from the first dollar of such Losses (it being understood that any such individual claims for amounts less than the Financial Statements Mini-Basket shall be ignored in determining whether the R&W Deductible has been exceeded and thereafter); (F) Seller’s aggregate liability under Section 7.02(a)(i) (solely from amounts available in the Indemnity Escrow Account) shall in no event exceed $1,305,000; and (G) Seller will not be liable for any Losses resulting or arising from the termination, amendment or other modification of the Plans by or at the direction of the Purchaser on or after the Closing Date, except to the extent such Losses result or arise from a breach of Section 3.13(h).

(b) Following the Closing, except for claims based on common law fraud with respect to this Agreement, the indemnification from the Indemnity Escrow Account provided by Section 7.02(a) shall be the sole and exclusive remedy for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses, court costs and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) of the Purchaser Indemnified Parties with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance prior to Closing of any covenants or agreements made by the Seller, the Company or any of its Subsidiaries in this Agreement or in any exhibit or schedules hereto or any certificate delivered hereunder (including with respect to any environmental, health or safety matters).

(c) No claim shall be brought or maintained by any Purchaser Indemnified Party, the Company or any of its Subsidiaries or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of any party hereto which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder, except for claims based on fraud with respect to this Agreement.

(d) The Purchaser Indemnified Parties shall have no right to indemnification hereunder with respect to any Loss to the extent such Loss is included in the calculation of any component of Final Purchase Price.

(e) All payments pursuant to this Article VII shall be treated by the parties as an adjustment to the proceeds payable to the Seller pursuant to Section 1.02 hereof.

(f) (i) Except for the Purchaser pursuant to the terms hereof, no Person (including, without limitation, the Seller or any of its Affiliates) shall have any obligation to fund the Indemnity Escrow Account, (ii) except for the amount to which the Purchaser Indemnified Parties shall have, prior to the applicable Survival Period Termination Date, previously made a claim pursuant to the procedures set forth in Article VII or Article IX and for which the obligations to indemnify, if any, shall not have been satisfied from the Indemnity Escrow Amount (the “Outstanding Escrow Claims”), title and all rights to all funds in the Indemnity Escrow Account shall automatically transfer to the Seller on the last applicable Survival Period Termination Date, and (iii) the Purchaser shall take all actions reasonably necessary to cause the Escrow Agent to release all funds in the Indemnity Escrow Account, less the amount of the Outstanding Escrow Claims to the Seller on the applicable Survival Period Termination Date. As soon as the Outstanding Escrow Claims are resolved pursuant to the procedures set forth in this Article VII or Article IX, as applicable, the Purchaser shall cause the Escrow Agent to release any remaining cash held by the Escrow Agent pursuant to the terms of the Escrow Agreement to the Seller.

(g) The Seller’s obligation to indemnify the Purchaser Indemnified Parties with respect to any environmental matter or condition shall be limited to matters that are not instigated or prompted by a Purchaser Indemnified Party unless affirmatively required by Environmental and Safety Requirements, and Seller’s indemnity obligation shall not apply to any environmental matter or condition that is discovered or detected by any sampling, investigation, or reporting by or on behalf of any Purchaser Indemnified Party that is not affirmatively required by Environmental and Safety Requirements. Except to the extent otherwise required of the Company or its subsidiaries under any existing agreement with the owner of the applicable real property, the Seller’s indemnity obligation shall be limited to such cost effective action that is required by Environmental and Safety Requirements to attain compliance with minimum applicable remedial standards for continued commercial or industrial use of the relevant property or facility, employing where applicable risk-based remedial standards and institutional controls, where such standards or controls would not unreasonably interfere with ongoing commercial or industrial operations at the relevant property or facility.

7.03 Indemnification by the Purchaser for the Benefit of the Seller. From and after the Closing (but subject to the provisions of this Article VII), the Seller shall be entitled to assert, as its sole and exclusive remedy for any action relating (directly or indirectly) to this Agreement and the transactions contemplated hereby and only in accordance with the terms of this Agreement, claims against the Purchaser in respect of any Loss suffered or incurred by the Seller or any of its Affiliates, officers, directors, employees or agents (“Seller Indemnified Parties”) to the extent resulting or arising from (a) any nonfulfillment or breach of any representation, warranty, covenant, agreement or other provision set forth herein by the Purchaser or in any or certificate delivered hereunder, and (b) any actions taken by the Company or its Subsidiaries in connection with Section 5.08; provided, in each case, that in no event shall the Seller Indemnified Parties be entitled to indemnification for amounts that exceed $17,400,000 in the aggregate.

7.04 Mitigation. Each Person entitled to indemnification hereunder shall take commercially reasonable steps to mitigate all Losses, costs, and expenses as required by applicable Law.

7.05 Defense of Third Party Claims.

(a) Any Person making a claim for indemnification under Section 7.02 or Section 7.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced thereby. Except as provided in Section 9.01(f), any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (upon providing written notice to the Indemnitee within 30 days of receiving notice of the third party claim) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein; provided further the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee.

(b) The Indemnitor shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable or other non-monetary relief against the Indemnitee; (iii) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee that would make it inappropriate in the reasonable judgment of such counsel, that the same counsel represent both the Indemnitee and the Indemnitor; (iv) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; (v) the claim would be reasonably likely to have a material adverse effect on the Indemnitee’s reputation, customer or supplier relations or future business prospects, or (vi) the Losses relating to such claim would reasonably be expected to result in liabilities which, taken with other then existing Losses under this Article VII, would exceed the then-remaining limit of liability of such Indemnitor.

(c) If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided, that, the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld conditioned, or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim. If the Seller as Indemnitor assumes the defense of and/or settles or compromises any third party claim as provided herein and the Deductible applies to such claim and has not been met with respect to the Indemnitor’s liability under Section 7.02, then (i) until such time as the Deductible has been met, the Indemnitee will promptly reimburse the Indemnitor for any reasonable out-of-pocket costs and expenses (including attorney’s fees) incurred in the assumption of such defense and (ii) if the settlement or compromise of such third party claim is equal to or less than the remaining Deductible at such time (after taking into account any reimbursements pursuant to clause (i) above), then within five (5) business days after the settlement or compromise of such claim, the Indemnitee shall pay to the Indemnitor the aggregate amount of the third party claim settled or compromised up to the amount of the then remaining Deductible. In no event will an Indemnitee consent to the entry of any judgment or enter into any settlement with respect to any third party claim for which Indemnitee is seeking an indemnification payment hereunder without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld conditioned, or delayed).

(d) Notwithstanding the forgoing provisions of Section 7.05 or anything to the contrary contained herein, this Section 7.05 shall not apply with respect to any Tax Proceeding which shall be governed by Section 9.01(f).

7.06 Determination of Loss Amount.

(a) The amount of any Loss subject to indemnification under Section 7.02 or Section 7.03 shall be calculated net of (i) any Tax Benefit actually realized by the Indemnitee or any of their Affiliates on account of such Loss and (ii) any insurance proceeds (net of direct collection expenses) or any indemnity, contribution or other similar payment received by the Indemnitee from any third party with respect thereto. If the Indemnitee or its Affiliates actually realizes a Tax Benefit after an indemnification payment is made to it but prior to the date that is four years after the later of (x) the Closing Date and (y) the date the Loss was suffered or incurred, the Indemnitee shall promptly pay to the Indemnitor the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized by the Indemnitee. Additionally, if, in connection with the settlement of an audit, examination or similar proceeding, a Governmental Authority adjusts any Tax Benefit after such payment is made to the Indemnitor but prior to the date that is four years after the later of (x) the Closing Date and (y) the date the Loss was suffered or incurred, the Indemnitor shall promptly pay to the Indemnitee the amount of such adjustment (but not in excess of the amount of any such Tax Benefit so adjusted) after the Indemnitee provides notice of such settlement of such adjustment with the Governmental Authority (together with any supporting work papers, schedules and documents). For purposes hereof, “Tax Benefit” means the Tax savings actually realized by an Indemnitee or its Affiliates that is attributable to any deduction, loss, or credit, resulting from or arising out of a Loss, calculated by computing the amount of Taxes before and after inclusion of any such Tax deduction, loss or credit (treating such items of Tax deduction, loss or credit as the last items claimed), and any such Tax savings shall be treated as actually realized upon the filing the Tax Return reflecting such Tax savings. The Indemnitee shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of direct collection expenses) shall be made promptly to the Indemnitor. If an Indemnitor makes an indemnification payment hereunder, such Indemnitor shall be subrogated, to the extent of such payment, to all related rights of the Indemnitees and their Affiliates in respect of any Losses indemnified by the Indemnitors.

(b) The Purchaser shall not have any right to indemnification with respect to Taxes and related Losses under Section 7.02(a) or otherwise under this Agreement to the extent such Taxes or related Losses (i) are attributable to the Post-Closing Tax Period, except to the extent the Loss or Tax is attributable to a breach of the representation in Section 3.08(k), (ii) are due to the unavailability in the Post-Closing Tax Period of any net operating losses, credits or other Tax attribute from the Pre-Closing Tax Period, or (iii) result from any breach of the covenant in Section 9.01(c).

(c) For the purposes of determining whether there has been a breach of a representation or warranty, or the amount of any Loss related to a breach of a representation or warranty, the representations and warranties set forth in this Agreement (other than the representations and warranties set forth in the first sentence of Section 3.06 or any representation or warranty merely requiring the listing of a material item) shall be considered without regard to any materiality or “Material Adverse Effect” or similar qualification set forth therein.

7.07 Manner of Payment. Any indemnification of the Seller Indemnified Parties pursuant to this Article VII shall be effected by wire transfer of immediately available funds from the Indemnitor to an account designated by the Indemnitee within ten (10) days after the determination thereof.

7.08 No Circular Recovery. Under no circumstances shall Seller or any of its Affiliates seek any contribution from, or any other recourse to or claim against, the Company or any of its Subsidiaries with respect to Seller’s indemnification obligations hereunder and, as of the Closing, the Seller (on behalf of itself and its Affiliates) hereby fully and irrevocably releases, acquits and forever discharges the Company and its Subsidiaries and their respective representatives, affiliates, members, shareholders, partners, officers, directors and employees and successors or assigns, in each case, from any and all Losses which any Seller or its Affiliates may have after the Closing Date related to or arising out of claims for indemnification by Purchaser Indemnified Parties against Seller.

7.09 Acknowledgment of the Purchaser; No Reliance. Except as expressly provided in Article III, the Company, its Subsidiaries and the Seller do not make or provide, and the Purchaser hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, as for a particular purpose, conformity to samples, or condition of the Company’s and its Subsidiaries’ assets or any part thereto. In connection with the Purchaser’s investigation of the Company and its Subsidiaries, the Purchaser may have received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Purchaser hereby acknowledges that none of the Seller, the Company or any of its Subsidiaries is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that the Purchaser has not relied on any such estimates, projections or other forecasts or plans. The Purchaser further agrees that (i) none of the Seller, the Company, any of its Subsidiaries or any other Person will have or be subject to any liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such estimates, projections or other forecasts or plans, and (ii) the Purchaser has not relied on any such information, or on the omission of any such information, including the Confidential Information Memorandum or similar memoranda and presentations, and any other estimates, projections or other forecasts or plans or material made available to the Purchaser or its Affiliates in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this agreement, neither the Seller nor the Company makes any representation or warranty hereunder with respect to any matter, event, transaction, agreement, act or omission occurring or in existence prior to the Acquisition Date, and the Seller and the Company hereby disclaim any such representation or warranty. In no event will the Purchaser be entitled to recover or make a claim for any amounts in respect of any matter, event, transaction, agreement, act or omission occurring or in existence prior to the Acquisition Date.

7.10 Fraud. None of the limitations contained in this Article VII shall apply to claims based on common law fraud.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Seller;

(b) by the Purchaser, if there has been a violation or breach by the Company or the Seller of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing and such violation or breach has not been waived by the Purchaser or cured by the Company or the Seller within ten (10) business days after receipt by the Seller of written notice thereof from the Purchaser;

(c) by the Seller, if there has been a violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Company and the Seller at the Closing and such violation or breach has not been waived by the Seller or cured by the Purchaser within ten (10) business days after receipt by the Purchaser of written notice thereof by the Seller (provided that neither a breach by the Purchaser of Section 4.08 hereof nor the failure to deliver the consideration at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Seller);

(d) by the Purchaser, if the transactions contemplated hereby have not been consummated on or before August 5, 2016 (the “Outside Date”); provided that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.01(d) if the Purchaser’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(e) by the Seller, if the transactions contemplated hereby have not been consummated on or before the Outside Date; provided that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Company’s or the Seller’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(f) by Purchaser or Seller in the event (i) consent of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final, nonappealable action or if any action taken by such authority is not appealed within the time limit for appeal or (ii) any Law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby shall have become final and nonappealable, provided, however, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in such requirement under Law or such action.

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d), (e) or (f) of this Section 8.01 shall give written notice of such termination to the other parties hereto.

8.02 Effect of Termination. In the event this Agreement is terminated by either the Purchaser or the Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 8.02 and Article XI hereof which shall survive the termination of this Agreement), and there shall be no liability on the part of either the Purchaser, the Company, any of its Subsidiaries or the Seller to one another, except for willful breaches of the representations and warranties as of the date made by such party in this Agreement or willful breaches of the covenants and agreements of such party in this Agreement prior to the time of such termination.

ARTICLE IX

ADDITIONAL COVENANTS

9.01 Tax Matters.

(a) Responsibility for Filing Tax Returns. The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company and its Subsidiaries for all periods ending prior to or including the Closing Date if the due date of any such Tax Return (including extensions) is after the Closing Date but only if such Tax Return was not filed on or prior to the Closing Date (collectively, “Purchaser Returns”); provided that, the Purchaser Returns (A) shall only include such Tax Returns with respect to jurisdictions in which the Company or any of its Subsidiaries previously filed Tax Returns with respect to the applicable subject matter unless mutually agreed by the Purchaser and the Seller or there is a change in applicable Law after the date hereof that affirmatively requires it and (B) shall exclude any Tax Returns and Voluntary Disclosure Agreements (and any related documents) to be filed pursuant to Section 9.02. All such Tax Returns shall be prepared and filed consistent with the past practice of the Company and its Subsidiaries, except as otherwise required by applicable Law including the most recent Tax practices as to elections and accounting methods of the Company and its Subsidiaries; provided that, with respect to the preparation and filing of the Tax Returns under this Section 9.01(a) with respect to Income Taxes for the period including the Closing Date, such Tax Returns shall reflect all applicable Seller Transaction Tax Deductions that are “more likely than not” deductible (or deductible at a higher confidence level) in the Pre-Closing Tax Period and, for that purpose, the parties agree that 70% of the fees with respect to agreements set forth on Schedule 9.01(a) as success-based fees for which the safe harbor election of Rev. Proc. 2011-29 is made (which election shall be made on such Tax Returns to the extent applicable) are “more likely than not” deductible and shall be reflected on such Tax Return. The Purchaser will not permit the Company or any Subsidiary to waive any carryback period with respect to Income Taxes for any Pre-Closing Tax Period and shall carryback any item of loss, credit, or deduction to the maximum extent permitted by applicable Law (using any available short-form or accelerated procedures (including filing IRS Form 1139 and any corresponding form for applicable state, local and foreign tax purposes) and filing amended Tax Returns to the extent necessary). The Purchaser shall be entitled to offset all reasonable out-of-pocket costs and expenses of preparing and filing any Tax Return to carryback any such item to a Pre-Closing Tax Period, including the cost of any tax memorandum or opinion required in the reasonable discretion of the Purchaser related to such Tax Return, against any refund payable to the Seller under Section 9.01(h); provided that any such offset shall not exceed $50,000 and shall not be available with respect to out-of-pocket costs and expenses incurred for any tax issues addressed in written advice from Ernst & Young LLC that is paid for by the Seller and received by the Purchaser or its agents prior to the date hereof. At least 30 days prior to the date on which any Tax Return for a Pre-Closing Tax Period (including for any Straddle Period) is filed (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date), the Purchaser shall submit such Tax Return to the Seller for the Seller’s review and approval, which shall not be unreasonably withheld, conditioned or delayed. With respect to any Tax Return for Income Taxes required to be filed pursuant to this Section 9.01(a) (including any Tax Returns required to carryback any items), the Purchaser shall cause all such Tax Returns to be filed by the earlier of (A) November 30, 2016, or (B) the due date of such Tax Returns.

(b) Transfer Taxes. The Purchaser will pay, and will indemnify and hold the Seller harmless against, any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed on the Company or the Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Seller agrees to cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(c) Pre-Closing Tax Matters. After the Closing, the Purchaser and its Affiliates shall not permit the Company or any of its Subsidiaries to, (i) other than Tax Returns that are filed pursuant to Section 9.01(a), file or amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period, (ii) after the date any Tax Return filed pursuant to Section 9.01(a) is filed, amend or otherwise modify any such Tax Return, (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (iv) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, or (v) make or initiate any voluntary contact with a Governmental Authority regarding Taxes in any Pre-Closing Tax Period; provided that, subject to Section 9.02, none of the foregoing limitations in this Section 9.01(c) shall limit the rights of the Company or its Subsidiaries from (A) registering to collect and remit sales and use taxes for any tax period beginning after the Closing Date and (B) filing income Tax Returns for any tax period beginning after the Closing Date.

(d) No Section 338 or 336 Election. The Purchaser shall not make any election under Code §338 or §336 (or any similar provisions under applicable Law) with respect to the acquisition of the Company and its Affiliates.

(e) Records. At the request of the Seller, the Purchaser shall deliver to the Seller copies of all Tax Returns relating to the tax periods (or portions thereof) ending on or prior to the Closing prepared in accordance with Section 9.01(a).

(f) Tax Proceedings. Notwithstanding any other provision of this Agreement, the Seller shall have the sole right in its discretion and its own expense to elect to represent the interests of the Company and its Subsidiaries in any claim, audit, examination or administrative or court proceeding relating to any audits or assessments or other disputes (including any settlement or disposition thereof) (“Tax Proceeding”) regarding any Taxes (or any Tax Return filed by the Company or its Subsidiaries) with respect to Pre-Closing Tax Periods if Purchaser is entitled to make a claim for indemnification pursuant to Section 7.02 of this Agreement with respect to such Tax Proceeding; provided, however, that the Purchaser shall also be entitled to participate in such Tax Proceeding at its own expense. If the Seller does not make such election, then the Purchaser shall control such Tax Proceeding. The Purchaser shall promptly notify the Seller in writing upon receiving notice from any taxing authority of the commencement of any such Tax Proceeding, and the Purchaser shall take all actions reasonably necessary (including providing a power of attorney) to enable the Seller to exercise its control rights as set forth in this Section 9.01(f).

(g) Cooperation; Seller Transaction Tax Deductions. Purchaser, the Company and its Subsidiaries and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and the filing of Tax Returns pursuant to this Section 9.01 and any audit, litigation or other proceeding with respect to Taxes and with respect to the voluntary disclosure process described in Section 9.02 (and with respect to obtaining any applicable exemption certificates or other documents pursuant to Section 9.02(e)) and the computation and verification of any amounts paid or payable under this Section 9.01 (including any supporting work papers, schedules and documents). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries shall retain all books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any tax periods and shall abide by all record retention agreements entered into with any Taxing authority and shall give the Seller reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that tax period, and if the Seller so requests, the Company and its Subsidiaries shall allow the Seller to take possession of such books and records rather than destroying or discarding such books and records. Without limiting the generality of the foregoing, in connection with preparing the Tax Returns with respect to Income Taxes for the period including the Closing Date described in Section 9.01(a), (i) no later than 10 days after the Closing, the Seller shall provide the Purchaser with information as to the individual items of and approximate amounts of Seller Transaction Tax Deductions, and (ii) within 60 days after Closing, the Purchaser shall provide written notice (including any supporting work papers, schedules, memoranda, or documents) to the Seller with respect to (A) the amount of Seller Transaction Tax Deductions that are “more likely than not” deductible (or deductible at a higher confidence level) in the Pre-Closing Tax Period (taking into account the proviso in Section 9.01(a)) and (B) the amount of any Seller Transaction Tax Deductions that, assuming payment of all amounts in accordance with this Agreement and no indemnity claims hereunder, would be “more likely than not” deductible (or deductible at a higher confidence level) in any Post-Closing Tax Period (collectively, the “Deduction Statement”). If the Seller has any objection to the Deduction Statement, it shall inform the Purchaser, in writing, within 45 days after receiving the Deduction Statement. The Seller and the Purchaser shall negotiate in good faith to resolve such dispute and the deduction Statement shall be modified accordingly. If the Seller and the Purchaser do not reach a final resolution within 90 days after the Purchaser’s delivery of the Deduction Statement, the Seller and the Purchaser shall submit any unresolved items regarding the Deduction Statement to a mutually agreed (including mutual agreement as to any engagement letter and any other terms and conditions of the engagement) nationally recognized accounting firm for prompt resolution. The determination of the independent accounting firm with respect to such matters shall be binding on all Parties and Tax Returns shall be filed consistent with such resolution. The fees, costs and expenses of any nationally recognized accounting firm to which such unresolved items are submitted pursuant to the immediately preceding sentence shall be borne one half by the Purchaser on the one hand, and one half by the Seller, on the other hand.

(h) Tax Refunds. After the Closing Date, except to the extent (A) included as an asset in (including to the extent such asset is taken into account as a contra liability that reduces a liability that is taken into account in the calculation of) Indebtedness or Net Working Capital as finally determined hereunder, or (B) attributable to the carryback of any loss, deduction or credit from a Post-Closing Tax Period to a Pre-Closing Tax Period, Seller shall be entitled to all Tax refunds (and Overpayment Credits) received by the Purchaser or any of its Affiliates, the Company, or any of its Subsidiaries for any Pre-Closing Tax Period (including any Tax refunds attributable to the carryback of items under Section 9.01(a) above) to the extent attributable to (i) Taxes paid by or on behalf the Company or the Subsidiary on or prior to the Closing Date, (ii) Indemnified Taxes for which the Seller (including from the Indemnity Escrow Account) has indemnified the Purchaser Indemnified Parties hereunder, or (iii) Taxes included as a Seller Expense or Indebtedness or as a liability in Net Working Capital (in each case, as finally determined hereunder). Purchaser will pay over to the Seller any such Tax refund promptly (but in all cases within five business days) after actual receipt of such Tax refund (or, in the case of any Overpayment Credits, promptly (but in all cases within five business days) upon filing the applicable Tax Return where such Overpayment Credit is used to reduce Taxes otherwise payable); provided that, any such payments to the Seller be reduced by any costs and expenses attributable to the delivery of such Tax refund (or application of Overpayment Credits) to the Seller. To the extent permitted by applicable Law, the Purchaser shall request a refund (rather than a credit in lieu of a refund) with respect to all Pre-Closing Tax Periods. For the avoidance of doubt, any refund or credit from a Seller Transaction Tax Deduction deductible in, or carried forward to, any Post-Closing Tax Period shall inure to the benefit of the Purchaser.

(i) Closing of Tax Periods. The parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company and its Subsidiaries for all Tax purposes, and the Purchaser shall cause the Company and its domestic Subsidiaries to join the Purchaser’s “consolidated group” (as used in Treasury Regulations §1.1502-76) effective on the day after the Closing Date. The parties agree that (A) the Purchaser and its Affiliates and the Company and its Subsidiaries shall not make an election under Treasury Regulations §1.1502-76(b)(2)(ii)(D) to ratably allocate items (or any make any similar election or ratably allocate items under any corresponding provision of applicable Law) and (B) none of the Seller Transaction Tax Deductions are “properly allocable” to the portion of the Closing Date after the sale of the Shares for purposes of applying the “next day” rule of Treasury Regulation § 1.1502-76(b)(1)(ii)(B) and, therefore, none of the Seller Transaction Tax Deductions shall be treated as occurring on the day after the Closing Date under the next-day rule; provided that, if the “next day” rule in Treasury Regulation §1.1502-76 is amended prior to the filing of the applicable Tax Return with respect to Income Taxes for the period including the Closing Date and the effective/applicability date of such amended next day rule is for a consolidated return year that includes such period, then the amended “next day” rule shall be applied so that none of the Seller Transaction Tax Deductions shall be treated as occurring on the day after the Closing Date under the amended “next day” rule so long as such position is “more likely than not” correct (or correct at a higher confidence level).

(j) Straddle Periods. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, Taxes of the Company and its Subsidiaries based on or measured by income, gross or net sales, or payments or receipts shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the close of business on the Closing Date and any other Taxes of the Company and its Subsidiaries shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a per diem basis.

(k) 280G. The Company will (a), no later than three days prior to the Closing Date, use commercially reasonable efforts to obtain from each “disqualified individual” with respect to the Company (within the meaning of Section 280G(c) of the Code) who is entitled to receive any payments or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) (each such person, a “280G Individual”) a waiver of such 280G Individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that all remaining payments and/or benefits, if any, shall not be deemed to be parachute payments; and (b) prior to the Closing Date, with respect to each 280G Individual who agrees to the waiver described in clause (a), submit to a stockholder vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such 280G Individual to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials (including the written consent of stockholders in lieu of special meeting of stockholders) to the Purchaser for its review (including the ability to review source information) and approval (which approval will not be unreasonably withheld, conditioned or delayed). Purchaser and its Affiliates agree to not provide or enter into any arrangement, separately or in the aggregate with any existing arrangements, with any disqualified individual on or prior to the Closing Date that would provide for any “parachute payments.”

9.02 Voluntary Disclosure Process.

(a) Between the date hereof and the Closing Date (the “Notice Period”), the Seller shall provide written notice to the Purchaser whether it desires to cause the Company or any Subsidiary to seek to enter into a Voluntary Disclosure Agreement with respect to any Identified State. If, prior to the end of the Notice Period, the Seller provides written notice that it wants the Company or any Subsidiary to seek to enter into a Voluntary Disclosure Agreement with respect to any sales and/or use taxes (including any applicable interest and penalties) that may be owed to any Identified State (each such jurisdiction, a “Designated State”), then the Company or applicable Subsidiary, at the direction and control of the Seller, will promptly initiate the process for entering into a Voluntary Disclosure Agreement with respect to each Designated State; provided, however, that the Purchaser shall also be entitled to participate in such process at its own expense. For each Identified State that is not a Designated State, the Company or applicable Subsidiary shall not initiate the process for entering into a Voluntary Disclosure Agreement or otherwise enter into a Voluntary Disclosure Agreement.

(b) Promptly following the Closing Date (but in any event no later than 15 days after the Closing Date), the Seller on behalf of the Company or applicable Subsidiary for each Designated State shall prepare a draft letter addressed to the applicable Designated State indicating the intention of the Company or applicable Subsidiary to enter into a Voluntary Disclosure Agreement as promptly as practicable after Closing Date. After the submission of such letter to the applicable Designated State, the Seller shall use commercially reasonable efforts to promptly provide any necessary information and documents to the applicable Designated State in order to negotiate and finalize and enter into a Voluntary Disclosure Agreement with such Designated State.

(c) All reasonable out-of-pocket costs and expenses of preparing, filing and negotiating the Voluntary Disclosure Agreement in each Designated State (including any professional fees and expenses in connection therewith incurred by the Company or any Subsidiary) shall be paid by the Seller solely out of the Indemnity Escrow Account.

(d) Prior to the submission to a Designated State of the letter described in Section 9.02(b) or any other documents or materials to a Designated State (including the required calculations and final payment with respect to the Voluntary Disclosure Agreement in a Designated State), the Seller shall provide the Purchaser with a copy of such letter, documents, materials and calculations (and supporting work papers, documentation and copies of applicable exemption certificates, if any) to be submitted to the Designated State for the Purchaser’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If the Purchaser disagrees with any of the items to be submitted to the Designated State and provides written notice to Seller of such disagreement within five days, the parties agree to send such disagreement to the Dispute Resolution Firm for an independent resolution of such disagreement, which resolution shall be final and binding on all parties hereto and the calculations and documents submitted to the Designated State shall conform to such resolution. The costs and expenses of the Dispute Resolution Firm with respect to the resolution of such disagreement shall be borne by Purchaser unless the Dispute Resolution Firm agrees with Purchaser’s proposed calculations and documents to be submitted with respect to the Voluntary Disclosure Agreement (in which case the costs and expenses shall be borne by the Seller).

(e) After the Closing, the Company and its Subsidiaries shall (and Purchaser and its Affiliates shall cause the Company or any applicable Subsidiary to) (A) cooperate with the Seller to the extent reasonably requested by the Seller with respect to the voluntary disclosure process described in this Section 9.02 (including the requirements outlined in Section 9.02(g)) and (B) use reasonable best efforts to timely obtain exemption certificates from customers with respect to each of the Identified States.

(f) After the Closing, neither the Company nor any Subsidiary shall (and the Purchaser and its Affiliates shall not permit the Company or any of its Subsidiaries to) register (including completing or preparing any applications or accompanying documents) with respect to any Designated State to begin filing, remitting or paying sales and/or use taxes until (A) the date described in the Voluntary Disclosure Agreement on which such Designated State permits the Company to begin filing, remitting or paying sales and/or use taxes in such Designated State or (B) if earlier, the date on which such Designated State permits the Company or any of its Subsidiaries to begin filing, remitting or paying sales and/or use taxes as part of and without jeopardizing or otherwise compromising the voluntary disclosure process; provided that, notwithstanding the above, the parties agree that the Company and its Subsidiaries are permitted to begin collecting sales and/or use tax (but not registering, filing, remitting or paying such sales and/or use tax to any Designated State) with respect to any Designated State on the Closing Date. Within five days of the first instance of collection of sales and/or use taxes in each Designated State, the Purchaser shall inform the Seller of such collection so that Seller can represent such fact in any letter requesting a Voluntary Disclosure Agreement that is submitted after the Closing Date. Any sales and/or use tax collected with respect to any Designated State prior to finalizing the Voluntary Disclosure Agreement being entered into with the applicable Designated State shall be held in trust for the Designated State and any such collected sales and/or use Taxes shall be remitted to the Designated State (A) as required by the Designated State in connection with the execution of the Voluntary Disclosure Agreement (to the extent the period during which such sales and/or use taxes are collected are incorporated into the payments required under the Voluntary Disclosure Agreement) or (B) as otherwise required under applicable Law upon registering and filing, remitting and paying sales and/or use taxes with the Designated State; provided that if the Designated State imposes any penalties or interest attributable to the late filing of any sales and/or use tax return or the late remittance of sales and/or use taxes for the period beginning on the Closing Date but ending upon the finalization of the Voluntary Disclosure Agreement with such Designated State (such amounts being “Additional Sales Tax Costs”), the Additional Sales Tax Costs shall be treated as “Indemnified Taxes” under clause (y) of that definition. For the avoidance of doubt, the restrictions contained in the first three sentences of this Section 9.02(f) shall not apply to any state that is not a Designated State.

(g) Following the execution of the Voluntary Disclosure Agreement by a Designated State, subject to the Purchaser review requirements of Section 9.02(d), the Seller shall promptly complete all obligations required thereunder (excluding all obligations to make any payments thereunder other than as described in the penultimate sentence of this Section 9.02(g)), including preparing any spreadsheet or returns listing all sales during the Voluntary Disclosure Agreement, computing the Tax due under the Voluntary Disclosure Agreement, and preparing any exemption certificates or other documentation for production to the Designated State, but excluding any actions required to be taken by the Company or any Subsidiary to register to begin filing, remitting or paying sales and/or use Taxes as provided in Section 9.02(f) or that require the involvement of Company or its Subsidiaries to complete. The Seller shall provide copies to the Company of any supporting documentation submitted to each Designated State in satisfaction of such obligations under each Voluntary Disclosure Agreement. Without duplication for any indemnity for Indemnified Taxes, the Seller and Purchaser shall execute and deliver a joint written instruction to the Escrow Agent to release the amount of all Taxes due with respect to such Voluntary Disclosure Agreement to the Company from the Indemnity Escrow Account. The Company shall pay such Taxes to the Designated State, and it shall provide to the Seller proof of payment of the Taxes.

9.03 Further Assurances. From time to time, as and when requested by any Party hereto and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

9.04 Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. For the avoidance of doubt, any disclosure set forth in the Disclosure Schedules shall not alter Seller’s indemnification obligations for Indemnified Taxes, and the Seller shall indemnify the Purchaser for all Indemnified Taxes as otherwise provided in this Agreement.

ARTICLE X

DEFINITIONS

10.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Principles” means U.S. generally accepted accounting principles applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the audited financial statements as of and for the year ended December 31, 2014.

“Acquisition Date” means August 29, 2008.

“Adjustment Calculation Time” means 11:59 p.m. Chicago, Illinois time on the Closing Date.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Code §1504 (or any analogous combined, consolidated or unitary group defined under applicable Law) of which the Company or any or its Subsidiaries is or has been a member.

“Business” shall mean the business of the Company and its Subsidiaries as conducted on the date hereof and on the Closing Date.

“Cash on Hand” means, with respect to the Company and its Subsidiaries, means all cash, cash equivalents and freely marketable securities with maturities of three (3) months or less when purchased as of the Adjustment Calculation Time, determined in accordance with the Accounting Principles; provided, however, Cash on Hand shall (i) be calculated net of any overdrafts and checks issued by the Company that are not yet cleared, and (ii) include deposits received or deposited for the account of the Company, in each case, in accordance with the Accounting Principles.

“Charter” shall mean the Company’s Certificate of Incorporation.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Company’s common stock, par value $0.01 per share.

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person of this Agreement or the transactions contemplated hereby, to make any change to its business, to incur any fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any Litigation or to incur any other material burden.

“Connected Person” means, in relation to an officer or director of the Company or any of its Subsidiaries, his spouse, civil partner, any person with whom he lives as a partner, his children and step-children, the children and step-children of his partner (if living with the officer or director and under the age of 18), and his parent.

“Designated State” has the meaning set forth in Section 9.02(a).

“Escrow Agent” shall mean Wilmington Trust, N.A.

“Employee Benefit Plan” means collectively, each pension, retirement, profit-sharing, 401(k), savings, employee stock ownership, stock option, share purchase, stock appreciation rights, restricted stock, phantom stock, stock bonus, retention, severance pay, termination pay, change in control, vacation, holiday, sick pay, supplemental unemployment, salary continuation, bonus, incentive, deferred compensation, medical, vision, dental, life insurance, accident, disability, flexible spending account, cafeteria, or other benefit plan, policy, program, practice, agreement or arrangement for the benefit of any current or former officer, employee, director, retiree, or independent contractor or any spouse, dependent or beneficiary thereof whether or not such Employee Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Code, ERISA or other applicable Law, (D) set forth in an employment agreement or consulting agreement and (E) written or oral.

“ERISA Affiliate” of the Company means any other entity which, together with the Company, would be treated as a single employer under Code §414 or ERISA Section 4001(b).

“Escrow Agreement” shall mean the Escrow Agreement to be dated as of the Closing Date by and among the Seller, the Purchaser and the Escrow Agent, in substantially the form as set forth in Exhibit C attached hereto.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04 and 3.21.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, municipal, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, mediation body, commission, board, bureau or other similar panel or body.

“Hazardous Substances” means any chemicals, oil or petroleum products or byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, pollutants, contaminants, or materials, substances, or wastes that are regulated by or pursuant to, or defined as hazardous, toxic or radioactive under, any Environmental and Safety Requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified State” means any jurisdiction set forth on Schedule 9.02 attached hereto.

“Income Tax” means any federal, state, local, or foreign Tax based on or measured by reference to net income.

“Indebtedness” means, without duplication, as of immediately prior to the Closing, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, fees or penalties payable as a result of the retirement or prepayment of such obligations or the consummation of the transactions contemplated by this Agreement) arising under, any obligations of the Seller, the Company or its Subsidiaries consisting of (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other accrued expenses incurred in the ordinary course of business and the Maxter Earnout), (iv) any indebtedness or other items in this definition guaranteed by the Company or any of its Subsidiaries, (v) any liabilities or obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with GAAP (and for the avoidance of doubt, excluding all operating leases); (vi) any indebtedness or liabilities secured by a Lien on the Company’s or any of its Subsidiaries’ assets; (v) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (vi) obligations under any interest rate, swap, collar, currency or other hedging agreements (including breakage costs payable upon termination thereof on the Closing Date), (vii) indebtedness in respect of letters of credit, bankers’ acceptances, surety bonds or similar facilities, in each case to the extent drawn or funded, (viii) that amount with respect to the Maxter Earnout set forth on Schedule 10.01(a), (ix) Tunisia profits payable to Bernard Daurelle through December 31, 2013, and (x) the liability of the Company and its Subsidiaries owing and unpaid as of the Closing Date for Income Taxes for the Pre-Closing Tax Period; provided that, for purposes of calculating any such liability for Income Taxes under this clause (x), (A) all Seller Transaction Tax Deductions to the extent determined to be “more likely than not” deductible (or deductible at a higher level of confidence) in the Pre-Closing Tax Period under Section 9.01(g) shall be taken into account in such calculation unless disallowed by a Governmental Authority as the result of a resolution of a Tax Proceeding, (B) no liability with respect to the matters set forth on Schedule 10.01(b) or for liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions shall be taken into account in such calculation, (C) all deferred tax assets and liabilities shall be excluded from such calculation, (D) except to the extent included as a Seller Transaction Tax Deduction, any financing or refinancing arrangements entered into at any time by or at the direction of the Purchaser or any other transactions entered into by or at the direction of the Purchaser in connection with the transactions contemplated hereby shall not be taken into account in such calculation, (E) any Taxes attributable to transactions outside the ordinary course of business (unless attributable to a Seller Transaction Tax Deduction) on the Closing Date after the time of the Closing shall be excluded from such calculation, (F) the amount of any Tax for which the Purchaser is required to file a claim for a Tax refund (or the application of an Overpayment Credit) under Section 9.01(h) shall be excluded from such calculation, and (G) solely for purposes of adjusting the amount of Indebtedness under this clause (x), such liability shall not be less than zero.

“Indemnified Taxes” means (x) any Tax of the Company and its Subsidiaries with respect to the Pre-Closing Tax Period (including Taxes for the Pre-Closing Tax Period related to or arising from any Seller Transaction Tax Deduction deducted in a Pre-Closing Tax Period to the extent such deduction is subsequently disallowed by a Governmental Authority as the result of the resolution of a Tax Proceeding, but excluding any such Tax resulting or arising from any nonfulfillment or breach of any representation or warranty in Section 3.08 (other than any such nonfulfillment or breach with respect to the items set forth on Schedule 10.01(b))); provided that, notwithstanding anything in this Agreement to the contrary, for purposes of calculating any such liability for Taxes, (A) all Seller Transaction Tax Deductions to the extent determined to be “more likely than not” deductible (or deductible at a higher level of confidence) in the Pre-Closing Tax Period under Section 9.01(g) shall be taken into account to the extent relevant in such calculation unless disallowed by a Governmental Authority as the result of a resolution of a Tax Proceeding, (B) any Taxes attributable to transactions outside the ordinary course of business (unless attributable to a Seller Transaction Tax Deduction) on the Closing Date after the time of the Closing shall be excluded from such calculation, (C) any Taxes to the extent the amount of such Taxes is taken into account in the final determination of Net Working Capital, Indebtedness or Seller Expenses shall be excluded from such calculation and (D) all deferred tax assets and liabilities shall be excluded from such calculation and (y) any sales and/or use taxes (including any interest, penalties or additions to such Tax and any Additional Sales Tax Costs) for which the Company or any of its Subsidiaries are liable pursuant to any Voluntary Disclosure Agreement entered into pursuant to Section 9.02 with a Designated State.

“Indemnity Escrow Account” shall mean an account established by the Escrow Agent pursuant to the Escrow Agreement.

“Indemnity Escrow Amount” shall mean an amount deposited at the Closing in the Indemnity Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, which shall be $8,700,000.

“Intellectual Property” means all domestic or foreign trademarks, service marks, trade dress, trade names (together with goodwill associated with any of the foregoing), and copyrights (registered or unregistered); patents, patent applications, reissue patents or applications, reexamination patents or applications, continuation patents or applications, continuation-in-part patents or applications, any other equivalent patents or applications, and other related patents or applications in all jurisdictions, and registrations and applications for any of the foregoing; and/or trade secrets, other know-how, and any inventions or ideas.

“Inventories” means all inventories, including raw materials, works in process, semi-finished and finished products, stores, replacement and spare parts, packaging materials, operating supplies and inventory on consignment, in transit or deposited in a warehouse.

“knowledge of the Company”, “to the Company’s knowledge” or other similar phrases shall mean the actual knowledge, after due inquiry, of Frank McCaney, Daniel Raineri, Thomas Kuhn, Stephanie Wasielewski and Bernard Daurelle.

“Law” means any law, rule, regulations, guidance, standards, ordinance, code, edict, requirement, statute or statutory instrument, by-law, treaty, directive, judgment, injunction, order, decree or other restriction (including common law) issued, enacted, adopted, promulgated, implemented, having the force of law of, or otherwise put into effect by or under the authority of, any Governmental Authority in any jurisdiction.

“Liens” means liens, security interests, charges, pledges, hypothecations, defaults of title or other encumbrances.

“Loss(es)” means losses, liabilities, damages, Taxes, obligations, actions or causes of actions, claims of any kind, assessments, fines, penalties, interest, costs and expenses, including reasonable out-of-pocket legal fees and expenses (but excluding any allocations to overhead or internal employee time or any other internal allocation of costs and/or expenses to the extent any such costs or expenses are otherwise paid or payable by an Indemnitee or any of its Subsidiaries or Affiliates in the ordinary course). “Losses” does not include, and no Indemnitee shall not be entitled to seek or recover from an Indemnitor, any consequential, indirect or punitive losses, except to the extent paid to a third party.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect upon the financial condition, business, assets or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in the none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company and its Subsidiaries participate that are not unique to the Company and its Subsidiaries, (iii) the U.S. economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiaries operate; (iv) the taking of any action required by this Agreement; (v) any change in applicable Laws or the interpretation thereof; (vi) any change in GAAP; (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America and (viii) the failure of the Company and its Subsidiaries to meet or achieve the results set forth in any internal projection, provided, that the underlying cause or causes of such failure that are not otherwise excluded from this definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur; provided, however, that any change, event, occurrence, fact, state of facts, development or effect referred to in clauses (ii), (iii) or (v) shall be taken into account in determining whether there has been a Material Adverse Effect to the extent that such change, event, occurrence, fact, state of facts, development or effect has had a disproportionate effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries relative to the effect on the financial condition, business, assets or results of operations of other comparable companies and entities operating in the industries in which the Company and its Subsidiaries operate.

“Maxter Earnout” shall mean the earnout payment pursuant to that certain Protocole d’Accord Portant sur la Cession des Titres des Societes Francaises: Maxter Catheters SAS et Entral SAS et des Societes Tunisiennes: Tunis Medical Services, Factory Control at The Factory Control, dated November 12, 2014.

“Medicina Litigation” means those certain legal actions styled (i) Tribunal de Commerce de Marseille, Medicina Limited / Maxter & Entral, RG 2015F01101, (ii) Tribunal de Commerce de Marseille, Medicina France / Maxter & Entral, RG n°2015R01744, (iii) Tribunal de Grande Instance de Marseille – Juge de l’Exécution, Medicina France / Maxter & Entral, (iv) Cour d’Appel d’Aix-en-Provence, Maxter & Entral / Medicina France, RG n°15/11744, (v) Tribunal de Commerce de Marseille, Maxter & Entral / Medicina France, RG n°2015F02701, (vi) Tribunal de Commerce de Marseille, Maxter & Entral / Medicina France, RG n°2015F03434, (vii) Maxter Catheters SAS and Entral SAS v Medicina Limited (Claim No. CL-2015-000149), and (viii) Medicina Limited v Corpak MedSystems (UK) Limited (Claim No. HC 2015-001772).

“Net Working Capital” means the current assets of the Company and its Subsidiaries (excluding Cash on Hand, current Income Tax assets, deferred tax assets, prepaid earn-out and amortization, and any intercompany accounts receivable) minus the current liabilities of the Company and its Subsidiaries (excluding Indebtedness, Seller Expenses, 2014 Tunisia profits reclassed from retained earnings to payables in anticipation of distribution to Corpak SAS, and any intercompany liabilities including any intercompany loans and accrued interest related thereto) in each case as of the Adjustment Calculation Time and as calculated in accordance with the Accounting Principles; provided that, any liability for Taxes shall not include (A) transfer pricing matters, sales Taxes in states where the Company and its Subsidiaries do not file sales tax returns, Taxes in Tunisia or any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions, (B) any deferred tax liabilities, and (C) any Taxes attributable to transactions outside the ordinary course of business (unless attributable to a Seller Transaction Tax Deduction) on the Closing Date after the time of the Closing.

“Overpayment Credits” means any overpayment of Taxes from a Pre-Closing Tax Period applied to reduce Taxes in a tax period beginning after the Closing Date.

“Permitted Liens” means (i) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property and which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) liens arising in connection with sales of foreign receivables; (ix) liens on goods in transit incurred pursuant to documentary letters of credit; (x) non-exclusive licenses to Intellectual Property granted in the ordinary course of business; and (xi) Liens set forth on Schedule 10.01(c).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, for any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion of such Straddle Period up to and including the Closing Date.

“Product Liability Representations” means the representations and warranties set forth in Section 3.22 and Section 3.23.

“Public Official” means: (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (iv) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (v) any political party, party official or candidate for political office.

“Seller Expenses” means, without duplication, the collective amount payable by the Company or its Subsidiaries, the Seller or their respective Affiliates for all fees, costs and expenses incurred in connection with the process of selling the Company and its Subsidiaries or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or thereby (and any other agreements, documents, arrangements or transactions that were considered or negotiated as an alternative to this Agreement and the transactions contemplated hereby), including (i) all fees, costs and expenses incurred by the Company or any of its Subsidiaries in connection with or incident to this Agreement and the transactions contemplated hereby, including any such legal, consulting, accounting and investment banking fees, costs and expenses, (ii) all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by the Company or any of its Subsidiaries (together with any employer portion of employment taxes payable in connection with such amounts) payable to any employees or other Person in connection with or as a result of the consummation of the transactions contemplated herein, provided that any such payments arising as a result of any termination of employment shall only be included to the extent that such employee is terminated by the Company or its Subsidiaries prior to the Closing Date (and not at the direction of the Purchaser), (iii) any fees paid under any applicable management agreement, (iv) all premiums and other payments necessary to purchase the “tail” policy for D&O insurance pursuant to Section 6.03, and (v) all costs and expenses related to the Medicina Litigation, including the Settlement Sum (as defined in the Settlement Agreement) payable pursuant to the Settlement Agreement and all costs and expenses incurred to withdraw or dismiss the Medicina Litigation.

“Seller Transaction Tax Deductions” means, without duplication, the aggregate amount of (A) all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by the Company or any of its Subsidiaries in connection with or resulting from the Closing (or included as a liability in the Net Working Capital); (B) all fees, expenses, prepayment premiums and interest (including amounts treated as interest for U.S. federal income tax purposes) and any breakage fees or accelerated deferred financing fees incurred by the Company or any of its Subsidiaries with respect to the payment of Indebtedness in connection with the Closing or included as a liability in Net Working Capital; (C) all fees, costs and expenses incurred by the Company or any of its Subsidiaries in connection with or incident to this Agreement and the transactions contemplated hereby, including any such legal, accounting and investment banking fees, costs and expenses (which, for the avoidance of doubt, will include the fees with respect to the agreements set forth on Schedule 9.01(a); (D) any fees paid under any applicable management agreement(s) and (E) any employment taxes with respect to the amounts set forth in clause (A) of this definition; provided that, the items set forth in clauses (A) through (E) shall be considered Seller Transaction Tax Deductions only to the extent (x) they were paid for by the Seller, the Company or any Subsidiary on or prior to the Closing, (y) they were taken into account as a liability in the calculation of the Net Working Capital or (z) included as a Seller Expense or as Indebtedness as finally determined hereunder. The parties hereto shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success based fees for purposes of the foregoing clause (C).

“Seller Holdback Amount” means an amount estimated by the Seller and communicated to the Purchaser at the Closing for amounts payable by the Seller in connection with Section 1.05(b) and fees and expenses incurred or estimated to be incurred by the Seller in its capacity as such either before or after the Closing.

“Straddle Period” means any taxable period relating to Taxes that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Working Capital” means $11,000,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, goods and services, harmonized sales, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security (including UK National Insurance contributions), unemployment, disability, payroll, license, employee or other withholding tax, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“UK Subsidiary” means Corpak Medsystems UK Limited, a limited liability company under registered number 06681478.

“Voluntary Disclosure Agreement” means, with respect to any Designated State, an agreement between the Company or any Subsidiary and such Designated State or the applicable taxing authority in such Designated State pursuant to which the Company or any Subsidiary has voluntarily disclosed and agreed to pay to such Designated State applicable sales taxes (including any interest and penalties) with respect to any Pre-Closing Tax Period.

10.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or any other Law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

ARTICLE XI

MISCELLANEOUS

11.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company or any of its Subsidiaries, shall be issued or made by any party hereto without the joint approval of the Purchaser and the Seller, unless (a) required by Law (in the reasonable opinion of counsel) in which case the Purchaser and the Seller shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication, (b) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated thereby, or (c) required to be filed with the Securities and Exchange Commission. Notwithstanding the foregoing, each party hereto shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (i) to authorized representatives and employees of such party or its Affiliates, (ii) in connection with summary information about such party or any of its Affiliates financial condition, (iii) to any of such party’s Affiliates, auditors, attorneys, financing sources, potential investors or other agents, (iv) to any bona fide prospective purchaser of the equity or assets of such party or its Affiliates or (v) as required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by Law, rule or regulation; provided that in the case of disclosures made pursuant to clauses (i) through (v), the recipient is informed of the confidential nature of such information.

11.02 Expenses. Except as otherwise expressly provided herein, the Seller, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

11.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) (i) when personally delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (iii) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (iv) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid and (b) when transmitted via electronic mail to the e-mail addresses set out below. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Purchaser (and, after the Closing, the Company)

Halyard Health, Inc.

5405 Windward Parkway

Alpharetta, Georgia 30004

Attention: John Wesley, Senior Vice President - Chief Legal and

Compliance Officer, Health Care

Telephone No.: (470) 448-5354

Email Address: john.wesley@hyh.com

with a copy to:

Alston & Bird LLP

1201 W. Peachtree Street

Atlanta, GA 30309-3424

Attention: Sarah E. Ernst

Telephone No.: (404) 881-4940

Email: sarah.ernst@alston.com

Notices to the Seller (and prior to Closing, the Company):

Medsystems Holdings, LLC

c/o Linden Capital Partners LLC

111 South Wacker Drive

Suite 3350

Chicago, IL 60606

Attention:	Brian Miller
Michael Farah

Facsimile No.:	(312) 506-5601
Telephone No.:	(312) 506-5600

Email:	bmiller@lindenllc.com
mfarah@lindenllc.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:	Ted H. Zook, P.C.
Robert A. Wilson, P.C.

Facsimile No.:	(312) 862-2200
Telephone No.:	(312) 862-2000

Email:	ted.zook@kirkland.com
Email:	robert.wilson@kirkland.com

11.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser, on the one hand, and the Company or the Seller, on the other hand, without the prior written consent of the other party; provided that Purchaser may (a) assign any or all of its rights (but not obligations) hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder, and (c) assign its rights (but not its obligations) under this Agreement to any of its lenders; provided, further, that Purchaser shall remain responsible for the performance of all of its obligations hereunder.

11.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.06 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word “including” shall mean “including, without limitation”.

11.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

11.08 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser and the Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

11.09 Complete Agreement. This Agreement and the documents referred to herein (including the Restrictive Covenant Agreement, Escrow Agreement and Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.10 Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

11.11 Waiver of Trial by Jury. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

11.12 Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

11.13 Delivery by Facsimile. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or in electronic or digital form as a defense to the formation of a contract and each such party forever waives any such defense.

11.14 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

11.15 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.16 Consent to Jurisdiction. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

11.17 Prevailing Party. If there shall occur any dispute or proceeding between the parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing party shall pay all reasonable costs and fees (including reasonable attorneys’ fees and expenses) of the prevailing party.

11.18 Acknowledgement. In any dispute or proceeding arising under or in connection with this Agreement following the Closing, the Seller shall have the right, at its election, to retain Kirkland & Ellis LLP to represent it in such matter, and the Purchaser hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to the Seller in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Companies. The Purchaser irrevocably acknowledges and agrees that all communications between any of the Companies, on the one hand, and counsel, on the other hand, made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute or proceeding arising under or in connection with this Agreement or otherwise that, immediately prior to the Closing, would be deemed to be privileged communications of any of the Companies, on the one hand, and its counsel, on the other hand, and would not be subject to disclosure to the Purchaser in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Closing and for all purposes be deemed to be privileged communications between the Seller, on the one hand, and their counsel, on the other hand, and neither the Purchaser nor any Person purporting to act on behalf of or through Purchaser shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications, belongs to the Companies, and not to the Seller.

11.19 Tax Withholding on Compensatory Payments. Notwithstanding anything to the contrary in this Agreement, to the extent that an amount is paid or is payable to the Seller pursuant to this Agreement for the benefit of any service provider of either Company or its Subsidiaries and such amount may be subject to payroll and employment tax withholding under applicable Law (e.g., such amounts are payable by the Seller to an employee of the Company and those amount are treated as “wages” under Code §§3121, 3306, or 3402), then, at the written request and direction of the Seller, the Purchaser shall, or shall cause the applicable Company to, pay such amounts through the applicable payroll system of the Purchaser or the applicable Company and make all applicable employment and payroll tax withholding on such amounts in accordance with applicable Law, provided that, if such amount has already been paid to the Seller, then the Seller agrees to promptly deliver to an account or accounts of one or more of the Purchaser or the Company such amount as instructed by the Purchaser.

11.20 Payments under this Agreement. Each Party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate, reduction or withholding and not subject counterclaim or offset, on the dates required hereby (with time being of the essence).

*         *         *         *

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the day and year first above written.

Company:	MEDSYSTEMS HOLDINGS, INC.

	By:	/s/ Frank McCaney
	Name:	Frank McCaney
	Its:	Chief Executive Officer

Purchaser:	HALYARD HEALTH, INC.

	By:	/s/ Warren J. Machan
	Name:	Warren J. Machan
	Its:	Senior Vice President of Strategy

Seller:	MEDSYSTEMS HOLDINGS, LLC

	By:	/s/ Frank McCaney
	Name:	Frank McCaney
	Its:	Chief Executive Officer

Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits and schedules to the Share Purchase Agreement have been omitted. The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon request.

EXHIBITS

Exhibit A-1	Form of Closing Certificate of the Company
Exhibit A-2	Form of Closing Certificate of the Seller
Exhibit B	Form of Closing Certificate of the Purchaser
Exhibit C	Escrow Agreement
Exhibit D	FIRPTA Certificate

SCHEDULES

Indebtedness Payoff Schedule

1.05 – Estimated Purchase Price

2.01(k) – Certain Consents

3.02 – Subsidiaries

3.03 – Authorization; No Breach; Valid and Binding Agreement

3.04 – Capital Stock

3.05(a) – Financial Statements

3.06 – Absence of Certain Developments

3.07 – Properties

3.08 – Tax Matters

3.09 – Contracts and Commitments

3.10 – Intellectual Property

3.11 – Litigation

3.12 – Consents, Etc.

3.13 – Employee Benefit Plans

3.14 – Insurance

3.15 – Compliance with Laws; Permits

3.16 – Environmental Compliance and Conditions

3.17 – Affiliated Transactions

3.18 – Employees

3.19 – Customers and Suppliers

3.22 – Product Warranties

3.23 – Product Liability

4.04 – Governmental Authorities; Consents

4.06 – Brokerage

5.01 – Conduct of Business

6.06 – Contact with Customers and Suppliers

7.02(a)(ii) – Indemnification for the Benefit of the Purchaser

7.02(a)(iii) – Indemnification for the Benefit of the Purchaser

9.01(a) – Seller Transaction Tax Deductions

9.02 – Identified States

10.01(a) – Indebtedness

10.01(b) – Indemnified Taxes

10.01(c) – Permitted Liens